Exhibit 99.1

Report of Independent Auditors

To the Board of Directors and Stockholders of

ImmunityBio, Inc. and Subsidiaries

We have audited the accompanying consolidated financial statements of ImmunityBio, Inc. and Subsidiaries, which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, consolidated statements of stockholders’ deficit and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ImmunityBio, Inc. and Subsidiaries at December 31, 2020 and 2019, and the consolidated results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Los Angeles, California

March 30, 2021

ImmunityBio, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except for share amounts)

	December 31,
	2020	2019
Assets
Current assets
Cash and cash equivalents	$23,474	$60,293
Marketable securities	7,324	4,055
Prepaid expenses and other current assets (including a related party)	5,084	10,411
Related party receivable	5,575	1,918

Total current assets	41,457	76,677
Property and equipment, net	21,078	27,776
Intangible assets, net	1,463	12,074
Convertible note receivable	6,129	5,879
Operating lease right-of-use assets, net	7,881	—
Other assets (including a related party)	1,477	1,132

Total assets	$79,485	$123,538

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$7,409	$7,051
Accrued expenses and other current liabilities (including related parties)	27,418	18,555
Operating Lease Liability, current portion	1,486	—
Related party payable	13,402	10,909

Total current liabilities	49,715	36,515
Related party notes payable, non-current	254,353	181,621
Deferred income tax liability	170	3,108
Contingent consideration, net of current portion	116	939
Operating Lease Liability, net of current portion	7,601	0
Other non-current liabilities (including a related party)	1,276	4,236

Total liabilities	313,231	226,419

Commitments and Contingencies (Note 10)
Stockholders’ deficit
Common stock, $0.001 par value; 1,000,000,000 shares authorized at December 31, 2020 and 2019; 333,964,092 shares issued and outstanding at December 31, 2020 and 2019, respectively; excluding treasury stock, 200,000 shares outstanding at December 31, 2020 and 2019, respectively.	63	63
Additional paid-in-capital	623,049	623,001
Accumulated deficit	(858,420)	(729,617)
Accumulated other comprehensive income	244	18

Total ImmunityBio stockholders’ deficit	(235,064)	(106,535)
Non-controlling interests	1,318	3,654

Total stockholders’ deficit	(233,746)	(102,881)

Total liabilities and stockholders’ deficit	$79,485	$123,538

ImmunityBio, Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except per share amounts)

	Year Ended December 31,
	2020	2019
Revenue (including $1,201 and $1,352 with a related party for the year ended December 31, 2020 and 2019, respectively)	$1,695	$2,994
Operating expenses:
Research and development	75,762	62,253
General and administrative	43,666	27,505
Change in loss contingency	434	886
Impairment of intangible assets	10,660	0

Total operating expenses	130,522	90,644

Loss from operations	(128,827)	(87,650)
Other income (expense):
Interest expense, net	(8,612)	(5,143)
Other income (expense), net	4,211	(1,019)

Loss before income taxes and non-controlling interest	(133,228)	(93,812)
Income tax benefit	1,851	8

Net loss	(131,377)	(93,804)
Net loss attributable to non-controlling interests, net of tax	(2,336)	(2,381)

Net loss attributable to ImmunityBio’s common stockholders	$(129,041)	$(91,423)

Net loss per ImmunityBio common share- basic and diluted	$(0.39)	$(0.28)

Weighted-average number of common shares used in computing net loss per share -basic and diluted	333,964	332,252

Other comprehensive income (loss):
Other comprehensive income (loss), net of tax	226	(35)

Comprehensive loss	(131,151)	(93,839)
Comprehensive loss attributable to non-controlling interests	(2,336)	(2,381)

Comprehensive loss attributable to ImmunityBio common stockholders	$(128,815)	$(91,458)

ImmunityBio, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Deficit

(In thousands)

			Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total ImmunityBio Stockholders’ deficit	Non- controlling Interests	Total
	Common Stock
	Shares	Amount
Balance at December 31, 2018	329,170	$59	$585,482	$(4,088)	$(632,053)	$(50,600)	$(12,318)	$(62,918)
Issuance of common stock for equity investment	2,500	2	29,998	—	—	30,000	—	30,000
Issuances of common stock under equity incentive plan	11	—	16	—	—	16	—	16
Stock-based compensation	—	—	794	—	—	794	—	794
Warrant exercise	2,533	2	6,711	—	—	6,713	—	6,713
Deconsolidation of Precision Biologics	—	—	—	—	—	—	18,353	18,353
Stock repurchase and cancellation	(250)	—	—	—	(2,000)	(2,000)	—	(2,000)
Adjustment to beginning accumulated deficit from adoption of ASU2016-01	—	—	—	4,141	(4,141)	—	—	—
Other comprehensive loss, net of tax	—	—	—	(35)	—	(35)	—	(35)
Net loss	—	—	—	—	(91,423)	(91,423)	(2,381)	(93,804)

Balance at December 31, 2019	333,964	$63	$623,001	$18	$(729,617)	$(106,535)	$3,654	$(102,881)
Stock-based compensation	—	—	48	—	—	48	—	48
Implementation of Lease Accounting	—	—	—	—	238	238	—	238
Other comprehensive income, net of tax	—	—	—	226	—	226	—	226
Net loss	—	—	—	—	(129,041)	(129,041)	(2,336)	(131,377)

Balance at December 31, 2020	333,964	$63	$623,049	$244	$(858,420)	$(235,064)	$1,318	$(233,746)

ImmunityBio, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(131,377)	$(93,804)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,714	5,031
Impairment of intangible asset	10,660
Noncash lease expense	1,727	—
Loss on disposal of assets	—	725
Stock-based compensation	48	794
Unrealized (gain) or loss on marketable securities	(2,876)	319
Change in fair value of contingent consideration	(753)	(65)
Changes in accrued interest, including related parties	8,782	(949)
Change in loss contingency	434	886
Deferred income tax	(2,938)	(8)
Other	—	(1)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	4,982	(3,320)
Accounts payable	290	1,533
Accrued expenses and other current liabilities	9,691	2,812
Operating lease liability, non-current	(518)	—

Net cash used in operating activities	(97,134)	(86,047)

Cash flows from investing activities:
Purchases of property and equipment	(1,178)	(3,316)
Payment to Precision to facilitate deconsolidation	—	(2,500)
Purchase of marketable securities	(193)	(571)
Proceeds from sales of marketable securities	—	72

Net cash used in investing activities	(1,371)	(6,315)

Cash flows from financing activities:
Proceeds from issuance of related party promissory notes	63,700	47,670
Repayments of related party payables	(1,991)	(1,287)
Proceeds from issuance of common stock	—	30,000
Proceeds from exercise of stock options	—	16
Repurchase of common stock	—	(2,000)

Net cash provided by financing activities	61,709	74,399

Effect of currency exchange rate changes on cash	(23)	(23)
Net decrease in cash and cash equivalents	(36,819)	(17,986)
Cash and cash equivalents, beginning of period	60,293	78,279

Cash and cash equivalents, end of period	$23,474	$60,293

Significant non-cash investing and financing activities
Issuance of equity for warrant exercises via reduction of related party promissory notes	$—	$6,713

ImmunityBio, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1.	Business

Organization

ImmunityBio, Inc. (fka NantCell, Inc.) (including its subsidiaries, referred to as “ImmunityBio” or the “Company”) was originally formed as a Delaware limited liability company on November 18, 2014, under the name NantBioCell, LLC. On January 9, 2015, the name of the limited liability company was changed to NantCell, LLC. On April 10, 2015, it was converted to a Delaware corporation under the name NantCell, Inc. On May 31, 2019, its name was changed to ImmunityBio, Inc. The Company is majority owned by an entity controlled by Dr. Soon-Shiong, chairman and chief executive officer of the Company. The Company is headquartered in Culver City, California.

ImmunityBio is an immunotherapy company with a broad portfolio of biological molecules at various stages of clinical development. The Company’s goal is to employ this portfolio to activate endogenous natural killer and CD8+ T cells for the treatment and prevention of cancer and infectious diseases. Specifically, ImmunityBio’s goal is to develop a memory T cell cancer vaccine to combat multiple tumor types, without the use of high-dose chemotherapy. In the field of infectious disease, ImmunityBio’s goal is to develop therapies, including vaccines, for the prevention and treatment of human immunodeficiency virus, or HIV, influenza, and the novel coronavirus SARS-CoV-2.

ImmunityBio’s first-in-human platform of technologies has enabled it to achieve one of the most comprehensive, late-stage clinical pipelines, activating both the innate (natural killer cell) and adaptive immune systems. The product pipeline includes an antibody cytokine fusion protein (an IL-15 superagonist (N-803) known as Anktiva), an albumin-associated anthracycline synthetic immunomodulator (aldoxorubicin), second-generation adenovirus (hAd5) and yeast vaccine technology (targeting tumor-associated antigens and neoepitopes), checkpoint inhibitors, macrophage polarizing peptides, bi-specific fusion proteins targeting TGF-ß and IL-12.

In December 2019, the U.S. Food and Drug Administration, or FDA, granted Breakthrough Therapy designation to Anktiva for bacillus Calmette-Guérin, or BCG, unresponsive carcinoma in situ non-muscle invasive bladder cancer. Other indications currently at registration-potential studies include BCG unresponsive papillary bladder cancer, first- and second-line lung cancer, and metastatic pancreatic cancer.

Liquidity and Capital Resources

The Company has experienced net losses since its inception and had an accumulated deficit of $858.4 million as of December 31, 2020. The Company expects to continue to incur losses and have negative net cash flows from operating activities, as a result of substantial resources required for expanding its portfolio and engaging in further research and development of immunotherapy products, particularly for conducting preclinical studies and clinical trials and the lack of sources of revenues until such time as the Company’s product candidates are commercialized. These conditions could raise substantial doubt about the entity’s ability to continue as a going concern for a reasonable period.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. This contemplates the realization of assets and the satisfaction of liabilities in the normal course of business and does not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or amounts and classification of liabilities that may result from the outcome of this uncertainty. As a result of continuing anticipated operating cash outflows, we believe that substantial doubt exists regarding our ability to continue as a going concern without additional funding or financial support. The Company believes its existing cash, cash equivalents and ability to borrow from affiliated entities will be sufficient to fund operations through at least 12 months following the issuance date of the consolidated financial statements based upon the intent and ability of the Company’s chairman and chief executive officer to support the Company’s operations with additional funds as required, which we believe alleviates such doubt. The Company expects to fund operating activities through a combination of equity, equity-linked and debt financings, government or other third-party funding, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements, however, the Company may not be able to secure such financing in a timely manner or on favorable terms. Without additional funds, the Company may choose to delay, reduce, or eliminate its product development or future commercialization efforts. Further, because of the risk and uncertainties associated with the commercialization of the Company’s existing product candidates, the Company may need additional funds to meet its needs sooner than planned. To date, the Company’s primary sources of capital have been private placements and debt financing agreements including related party promissory notes with NantCapital, LLC, or NantCapital, California Capital Equity, LLC, or CalCap, NantCancerStemCell, LLC, or NCSC, NantMobile, LLC, or NantMobile, and NantWorks, LLC, or NantWorks, which are primarily funded and led by the Company’s chairman and chief executive officer. See Note 15 for more information regarding related party transactions.

2.	Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries and are prepared in accordance with the U.S. generally accepted accounting principles, or U.S. GAAP. All intercompany amounts have been eliminated. Certain items in the prior year’s consolidated financial statements have been reclassified to conform to the current presentation. These reclassifications had no effect on the reported results of operations.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets, liabilities, revenues and expenses and related disclosures. On an ongoing basis, the Company evaluates its significant accounting policies and estimates. The Company bases its estimates on historical experience and on various other market-specific and relevant assumptions that it believes to be reasonable under the circumstances. Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all unrestricted, liquid investments with an initial maturity of three months or less to be cash equivalents. These amounts are stated at cost, which approximates fair value. While the Company maintains cash deposits in FDIC-insured financial institutions in excess of federally insured limits, the Company believes that such funds are subject to minimal credit risk due to the financial position of the depository institutions in which those deposits are held. The Company has not experienced any losses on deposits of cash and cash equivalents to date.

Marketable Securities

The Company classifies all marketable debt securities as available-for-sale at the time of purchase and reevaluates such designation at each balance sheet date. The entire marketable securities portfolio is considered available for use in current operations and, accordingly, all such investments are considered current assets although the stated maturity of individual investments may be more than one year beyond the balance sheet date. All marketable debt securities are reported at fair value and unrealized gains and losses are reported as a component of “accumulated other comprehensive income (loss), net of tax”, on the consolidated statement of stockholders’ deficit, with the exception of unrealized losses believed to be other-than-temporary, which are recorded within “Other income (expense), net” in the current period. Investments in mutual funds and equity securities, other than equity method investments, are recorded at fair market value, if fair value is readily determinable and, beginning January 1, 2019, any unrealized gains and losses are included in “Other income (expense), net” on the consolidated statements of operations and comprehensive loss. Realized gains and losses from the sale of the securities are determined on a specific identification basis and the amounts are included in “Other income (expense), net.”

The Company regularly reviews all investments for other-than-temporary declines in fair value. If any adjustment to fair value reflects a decline in value of the investment, the Company considers all available evidence to evaluate the extent to which the decline is “other-than-temporary” and, if so, marks the investment to market through a charge to Other income (expense), net.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents, marketable securities, and convertible note receivable. The Company maintains balances at financial institutions which, from time to time, may exceed Federal Deposit Insurance Corporation insured limits for the banks located in the United States. Balances at financial institutions within certain foreign countries are not covered by insurance. The Company has not experienced any losses in these financial institution accounts. The Company also monitors the creditworthiness of the borrower of the convertible promissory note. The Company believes that any concentration of credit risk in its convertible note receivable was mitigated in part by the Company’s ability to convert, if necessary, at the qualifying financing event or upon a payment default into shares of the senior class of equity securities of the borrower.

Property and Equipment, Net

Property and equipment are stated at historical cost less accumulated depreciation. Historical cost includes expenditures that are directly attributable to the acquisition of the items. Property and equipment assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. All repairs and maintenance are charged to a net loss during the financial period in which they are incurred. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets, as follows:

Building	39 years
Furniture & fixtures	5 years
Laboratory equipment	5 to 7 years
Computer equipment and Software	3 years
Leasehold improvements	The lesser of the lease term or the life of the asset

Business Combinations

Business combinations are accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification, or ASC 805, Business Combinations. These standards require that the total cost of acquisition be allocated to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values at the date of acquisition, with the excess purchase price recorded as goodwill. The allocation of the purchase price is dependent upon certain valuations and other studies. Acquisition costs are expensed as incurred.

Contingent consideration obligations incurred in connection with a business combination are recorded at their fair values on the acquisition date and re-measured at their fair values each subsequent reporting period until the related contingencies are resolved. The resulting changes in fair values are recorded as “research and development” expenses on the consolidated statements of operations and comprehensive loss. Changes in fair values reflect changes to the Company’s assumptions regarding probabilities of successful achievement of related milestones, the timing in which the milestones are expected to be achieved, and the discount rate used to estimate the fair value of the obligation.

Goodwill and Intangible Assets

Goodwill represents the excess of the consideration transferred over the estimated fair value of assets acquired and liabilities assumed in a business combination. Intangible assets acquired in a business combination are recognized separately from goodwill and are initially recognized at their fair value on the acquisition date. The in-process research and development, or IPR&D, assets are required to be classified as indefinite-lived assets and are not amortized until they become definite lived assets, upon the successful completion of the associated research and development effort. At that time, the Company will evaluate whether recorded amounts are impaired and make any necessary adjustments, and then determine the useful life of the asset and begin amortization. If the associated research and development effort is abandoned, the related IPR&D assets will be written-off and an impairment charge recorded. Intangible assets are tested for impairment at least annually or more frequently if indicators of potential impairment exist.

Acquired definite life intangible assets are amortized using the straight-line method over their respective estimated useful lives. The Company evaluates the potential impairment of intangible assets if events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Impairment is based on the excess of the carrying amount over the fair value of those assets.

Variable Interest Entities

The Company applies the variable interest model under ASC 810, Consolidation, to any entity in which the Company holds an equity investment or to which the Company has the power to direct the entity’s most significant economic activities and the ability to participate in the entity’s economics. If the entity is within the scope of the variable interest model and meets the definition of a variable interest entity, or VIE, the Company considers whether it must consolidate the VIE or provide additional disclosures regarding the Company’s involvement with the VIE. If the Company determines that it is the primary beneficiary of the VIE, the Company will consolidate the VIE. This analysis is performed at the initial investment in the entity or upon any reconsideration event.

Fair Value of Financial Instruments

The Company determines the fair value of financial and non-financial assets and liabilities using the fair value hierarchy, which establishes three levels of inputs that may be used to measure fair value, as follows:

Level 1: Inputs based on unadjusted quoted market prices for identical assets or liabilities in active markets at the measurement date.

Level 2: Observable inputs other than quoted prices in active markets that are observable either directly or indirectly in the marketplace for identical or similar assets and liabilities.

Level 3: Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

Certain financial instruments reflected in the consolidated balance sheets, including cash and cash equivalents, prepaid expenses, other current assets, accounts payable, accrued expenses and certain other current liabilities, are recorded at cost, which approximates fair value due to their short-term nature. The fair values of the Company’s marketable securities are determined based on quoted prices. The fair values of financial instruments other than marketable securities and cash and cash equivalents disclosed in Note 4 are determined through a combination of management estimates and third party valuations. No transfers between levels have occurred during the periods presented.

Preclinical and Clinical Trial Accruals

As part of the process of preparing the consolidated financial statements, the Company is required to estimate expenses resulting from obligations under contracts with vendors, clinical research organizations and consultants. The financial terms of these contracts vary and may result in payment flows that do not match the periods over which materials or services are provided under such contracts.

The Company estimates clinical trial and research agreement related expenses based on the services performed, pursuant to contracts with research institutions and clinical research organizations and other vendors that conduct clinical trials and research on the Company’s behalf. In accruing clinical and research-related fees, the Company estimates the period over which services will be performed and activity expended in each period. If the actual timing of the performance of services or the level of effort varies from the estimate, the Company will adjust the accrual accordingly. Payments made to third parties under these arrangements in advance of the receipt of the related services are recorded as prepaid expenses and other current assets until the services are rendered.

Income Taxes

Income taxes are recorded in accordance with ASC 740, Income Taxes, which provides for deferred taxes using an asset and liability approach. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities, as well as for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company records valuation allowances to reduce deferred tax assets to the amount the Company believes is more likely than not to be realized.

The Company recognizes uncertain tax positions when the positions will be more likely than not upheld on examination by the taxing authorities based solely upon the technical merits of the positions. The Company recognizes interest and penalties, if any, related to unrecognized income tax uncertainties in income tax expense. The Company did not have unrecognized tax benefits, and there is no accrued interest or penalties associated with uncertain tax positions as of December 31, 2020 and 2019.

Revenue Recognition and Deferred Revenue

The Company has primarily generated revenues from grant programs. Additionally, the Company has generated revenues from product sales of its proprietary GMP-in-a-Box bioreactors and related consumables associated with such equipment.

Under the Company’s license agreements with customers, the Company typically promises to provide a license to use or perform research and development activities. The terms of such license agreements usually include the license of functional intellectual property, given the functionality of the intellectual property is not expected to change substantially as a result of the licensor’s ongoing activities. The Company does not have any material license arrangements that contain multiple deliverables. The Company is compensated under license arrangements through non-refundable up-front payments, event-based milestone payments, and future royalties on net product sales. Nonrefundable license fees are recognized as revenue at a point in time when the licensed intellectual property is made available for the customer’s use and benefit, which is generally at the inception of the arrangement.

Milestone fees, which are a type of variable consideration, are recognized as revenue to the extent that it is probable that a significant reversal will not occur. Given the uncertainty surrounding event-based milestone payments and that no such milestones have been achieved to date, the Company currently estimates variable consideration related to milestone payments to approximate $0, and no revenues to date have been recognized for milestone payments. The Company will recognize revenues from sales-based royalty payments when or as the sales occur. On a quarterly basis, the Company will re-evaluate its estimate of milestone variable consideration to determine whether any amount should be included in the transaction price and recorded in revenues prospectively.

The Company also has sold its proprietary GMP-in-a-Box bioreactors and related consumables to affiliated companies. The arrangements typically include delivery of bioreactors, consumables, and providing installation service and perpetual software licenses for using the equipment. The Company recognizes revenue when customers obtain control and can benefit from the promised goods or services, generally upon installation of the bioreactors, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. Upfront payments and fees are recorded as deferred revenue upon receipt and recognized as revenue when the Company satisfies its performance obligations under these arrangements.

Grant revenue is typically paid for reimbursable costs incurred over the duration of the associated research project or clinical trial and is recognized when expenses reimbursable under the grants have been incurred and payments under the grants become contractually due.

Research and Development Expenses

Major components of research and development costs include cash compensation, stock-based compensation, depreciation and amortization expense on lab equipment, software, and other property and equipment and intangible assets, costs of internal and external preclinical studies, and clinical trial costs, including contract research organizations, or CROs and related clinical manufacturing, including contract manufacturing organizations, or CMOs, costs of materials and supplies, facilities cost, overhead costs, regulatory and compliance costs, and fees paid to consultants and other entities that conduct certain research and development activities on the Company’s behalf. These costs are expensed as incurred. The Company records the estimated expenses of research and development activities conducted by third-party service providers based upon the estimated amount of services provided within research and development expense. The Company adjusts the accruals in the period when actual costs become known.

General and Administrative Expenses

General and administrative expenses are related to finance, human resources, legal and other administrative activities. These expenses consist primarily of personnel costs, outside services, legal expenses, management fees and other general and administrative costs.

Patents

The Company expenses patent costs, including related legal costs, as incurred, and records such costs within “general and administrative” expenses on the consolidated statements of operations and comprehensive loss.

Other Income (Expense)

Other income (expense), net consists of interest income, interest expense, non-cash costs related to fair value adjustments to derivative warrant assets, unrealized gains and losses on equity securities, gains and losses on the disposal of the property and equipment, realized gains or losses on both debt and equity securities, and gains and losses on foreign currency transactions.

Risks and Uncertainties

In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. To date, the Company’s operations have not been significantly impacted by the COVID-19 outbreak. However, the Company cannot at this time predict the specific extent, duration, or full impact that the COVID-19 outbreak may have on the financial condition and results of operations, including ongoing and planned clinical trials. More specifically, the recent uptick of COVID-19 outbreaks worldwide and in particular across the U.S. may result in prolonged impacts that the Company cannot predict at this time and the Company expects that such uncertainties will continue to exist until such time a vaccine is available. The impact of the COVID-19 coronavirus outbreak on the financial performance of the company will depend on future developments, including the duration and spread of the outbreak and related governmental advisories and restrictions. These developments and the impact of COVID-19 on the financial markets and the overall economy are highly uncertain. If the financial markets and/or the overall economy are impacted for an extended period, our results may be adversely affected.

Loss contingencies

The Company is involved in various legal proceedings in the normal course of business. A loss contingency is recorded if it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. The Company evaluates, among other factors, the probability of an unfavorable outcome and its ability to make a reasonable estimate and the amount of the ultimate loss. Loss contingencies that are determined to be reasonably possible, but not probable, are disclosed but not recorded. Legal fees incurred as a result of the legal procedures are expensed as incurred.

Stock-Based Compensation

The Company accounts for its stock-based compensation awards in accordance with ASC 718, Compensation-Stock Compensation. ASC 718 requires all stock-based payments to employees and members of its board of directors, including grants of stock options and restricted stock awards, to be recognized in the consolidated statements of operations and comprehensive loss based on their fair value. The Company estimates the fair value of each stock option on the date of grant using the Black-Scholes options-pricing model. For awards subject to service-based vesting conditions, stock-based compensation expense is recognized over the service period using the straight-line method. Forfeitures are recognized as they occur.

The Company expenses restricted stock awards to employees based on the fair value of the award on a straight-line basis over the associated service period of the award.

The Company also accounts for equity instruments issued to non-employees using a fair value approach under ASC Subtopic 505-50, Equity-Based Payments to Non-Employees. The Company values equity instruments and stock options granted using the Black-Scholes option-pricing model. The value of non-employee stock-based compensation is subject to periodic adjustments as the underlying equity instruments vest and is recognized as an expense over the term of the related financing or the period over which services are received.

Basic and Diluted Net Loss per Common Share

Basic and diluted net loss per share, or EPS, is computed by dividing the net loss attributable to ImmunityBio common stockholders by the weighted-average number of common shares outstanding during the applicable period. Diluted EPS is computed by dividing the net loss attributable to ImmunityBio common stockholders by the weighted-average number of common shares, including the dilutive effect from outstanding stock options, restricted stock, liability warrants and other contingently issuable shares. The potential dilutive effect from contingent shares has been excluded from the diluted loss per share calculation when the effect of including such shares is anti-dilutive.

The following table details those securities, which have been excluded from the computation of potentially dilutive securities (in thousands):

	Year ended December 31,
	2020	2019
Warrants to purchase common stock	2,000	2,000
Options to purchase common stock	1,805	1,941

Total	3,805	3,941

Lease Obligations

The Company adopted Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 842, Leases, or ASC 842, effective January 1, 2020, using the modified retrospective approach and utilizing the effective date as its date of initial application. As a result, prior periods are presented in accordance with the previous guidance in ASC 840, Leases, or ASC 840.

The Company elected the following practical expedients, which must be elected as a package and applied consistently to all of its leases at the transition date (including those for which the entity is a lessee or a lessor): i) the Company did not reassess whether any expired or existing contracts are or contain leases; ii) the Company did not reassess the lease classification for any expired or existing leases (that is, all existing leases that were classified as operating leases in accordance with ASC 840 are classified as operating leases, and all existing leases that were classified as capital leases in accordance with ASC 840 are classified as finance leases); and iii) the Company did not reassess initial direct costs for any existing leases.

For contracts entered into on or after the effective date, the Company determines if an arrangement is, or contains, a lease at lease inception based on the unique facts and circumstances present in the arrangement. Leases entered into prior to January 1, 2020, which were accounted for under ASC 840, Leases, were not reassessed as the Company elected the package of practical expedients permitted under the transition guidance within the new standard, allowed the Company to carry forward the historical lease classification.

For all leases other than short-term leases, at the lease commencement date, a right-of-use asset and a lease liability are recognized. The right-of-use asset represents the right to use the leased asset for the lease term. At lease commencement, leases are classified as either finance leases or operating leases. The Company does not currently have any leases classified as finance leases. The operating leases are included in operating lease right-of-use assets, net, operating Lease Liability, current portion, and operating lease liabilities, net of current portion on the consolidated balance sheet.

At the commencement date, operating lease right-of-use assets and operating lease liabilities are measured based on the present value of lease payments to be made over the lease term. Operating lease right-of-use assets also include any rent paid prior to the commencement date, less any lease incentives received, and initial direct costs incurred. Lease expense is recognized on a straight-line basis over the lease term. As the rate implicit in lease contracts are not readily determinable, the Company utilizes its incremental borrowing rate as a discount rate for purposes of determining the present value of lease payments, which is based on the estimated interest rate at which the Company could borrow on a collateralized basis the amount of the lease payments in the same currency, for a similar term, in a similar economic environment. To estimate its incremental borrowing rate, a credit rating applicable to the Company is estimated using a synthetic credit rating analysis since the Company does not currently have a rating agency-based credit rating. Prospectively, the Company will remeasure the lease liability at the net present value of the remaining lease payments using the same incremental borrowing rate that was in effect as of the lease commencement or transition date. The Company will adjust the right-of-use assets for changes in the lease liability, the remaining balance of any lease incentives received, and any cumulative prepaid or accrued rent.

The Company has elected to combine lease components with non-lease components, which consist primarily of common-area maintenance costs for the real estate leases. Variable lease payments include amounts relating to common area maintenance and real estate taxes, which are based on the actual costs to the lessor. These amounts are reflected in variable lease expenses.

The Company has elected not to recognize right-of-use assets and lease liabilities for qualifying short-term leases with an initial lease term of 12 months or less at lease commencement. Such leases are expensed on a straight-line basis over the lease term. The lease term includes the non-cancellable period of the lease and any additional periods covered by either options to renew or not to terminate when the Company is reasonably certain to exercise.

Leasehold improvements are amortized on a straight-line basis over the shorter of the useful life and the remaining lease term.

Non-controlling Interests

Non-controlling interests are recorded for the entities that the Company consolidates but are not wholly owned by the Company. Non-controlling interests are classified as a separate component of equity on the consolidated balance sheets and consolidated statements of stockholders’ deficit. Additionally, net loss attributable to non-controlling interests is reflected separately from consolidated net loss on the consolidated statements of operations and comprehensive loss and the consolidated statements of stockholders’ deficit. The Company records the non-controlling interests’ share of loss based on the percentage of ownership interest retained by the respective noncontrolling interest holders. Non-controlling interests recorded in the consolidated financial statements result from ImmunityBio’s share of GlobeImmune, Inc., or GlobeImmune, of which the Company controls 69.1%, and Immunotherapy NANTibody, LLC, or NANTibody, of which the Company controls 60% at December 31, 2020 and 2019. Non-controlling interest stockholders are common stockholders.

GlobeImmune was determined to be a VIE as it does not have sufficient equity investment at risk to finance its operations without additional subordinated financial support and the Company is deemed the primary beneficiary of GlobeImmune and, accordingly, consolidates GlobeImmune into the consolidated financial statements under the VIE model. The Company also supports GlobeImmune through a promissory note agreement, in which the Company provides advances to GlobeImmune from time to time up to $6.0 million with a per annum interest rate of five percent (5%). As of December 31, 2020 and 2019, the Company had advanced $0 and $1.2 million to GlobeImmune to support its operations.

GlobeImmune recognized $0 and $0.2 million of revenues for the years ended December 31, 2020 and 2019 respectively, and $2.0 million and $7.7 million of related operating expenses for the years ended December 31, 2020 and 2019 respectively. Consolidated balance sheets include approximately $0.5 million and $2.3 million of total assets and $0.3 million and $1.5 million of total liabilities as of December 31, 2020 and 2019 related to the GlobeImmune, respectively.

In addition, the Company held a 68.5% ownership of Precision Biologics, Inc., or Precision Biologics, arising from its preferred stock investment. The Company ended its investment in Precision Biologics pursuant to a final settlement agreement approved by the Court in June 2019, and accordingly, the Company deconsolidated the related assets, liabilities and noncontrolling interests of Precision Biologics. The disposition of investment resulted in the Company adjusting $18.4 million of non-controlling interests during 2019. See Note 10 for additional information.

Foreign Currencies

The Company has operations and holds assets in Italy as a result of a business combination. The functional currency of this subsidiary is the euro, based on the nature of the transactions occurring within this entity, and accordingly, assets and liabilities of this subsidiary are translated to U.S. dollars at exchange rates prevailing as of the balance sheet dates, while the operating results are translated into U.S. dollars using the average exchange rates for the period correlating with those operating results. Adjustments resulting from translating the financial statements of the foreign subsidiary into the U.S. dollar are recorded as a component of other comprehensive income (loss). Transaction gains and losses are recorded in “Other income (expense), net” on the consolidated statements of operations and comprehensive loss.

Segment and Geographic Information

Operating segments are defined as components of an enterprise for which discrete financial information is available and regularly reviewed by the chief operating decision-maker, or CODM, in deciding how to allocate resources and in assessing performance. The Company’s CODM is its chief executive officer. The Company’s CODM views its operations and manages its business in one operating segment and reportable segment.

The Company generates a portion of its revenues from outside of the United States. Information about the Company’s revenues from the different geographic regions for the years ended December 31, 2020, and 2019 is as follows (in thousands):

	December 31,
	2020	2019
United States	$1,603	$2,789
Europe	92	205

Total revenues	$1,695	$2,994

Recent Accounting Pronouncements

Application of New or Revised Accounting Standards – Adopted

In February 2016, the FASB issued Accounting Standards Update, or ASU, 2016-02, Leases (Topic 842), which requires lessees to recognize assets and liabilities for operating leases with lease terms greater than twelve months in the balance sheet. In July 2018, the FASB further amended this standard to allow for a new transition method that offers the option to use the effective date as of January 1, 2020.

The adoption of ASC 842 had a substantial impact on the balance sheet. The most significant impacts were (i) the recognition of approximately $8.4 million of operating lease right-of-use assets, and approximately $9.5 million of operating lease liabilities, and (ii) the derecognition of assets and liabilities associated with the build-to-suit leases under ASC 840 (resulting in the derecognition of property, plant and equipment, net, of $3.2 million and net adjustments to related liabilities of $3.5 million). The difference between the operating lease assets and liabilities of $1.1 million was primarily attributable to the change in classification of lease incentives from current liabilities and other non-current liabilities prior to the adoption reflected as a reduction in the net lease assets after the adoption. The build-to-suit leases were recorded as operating leases under ASC 842. The difference between the excess of build-to-suit related liabilities and assets of approximately $0.2 million was recorded as an increase to our accumulated deficit. The cumulative-effect adjustment had no tax impact due to the valuation allowance against the gross deferred tax asset less reversing deferred tax liabilities. Adoption of this standard had no material impact on our results of operations and cash flows.

In June 2018, the FASB issued ASU 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. The existing guidance on nonemployee share-based payments is significantly different from the current guidance for employee share-based payments. This new guidance expands the scope of the employee share-based payments guidance to include share-based payments issued to nonemployees, including measuring equity awards to nonemployees at grant-date fair value, aligning the accounting for share-based awards with performance conditions, and eliminating the requirement to reassess the classification of nonemployee share-based awards upon vesting. The Company adopted the new standard on January 1, 2020 and the adoption did not have a material effect on the Company’s financial statement presentation or disclosures.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement. The new standard makes a number of changes meant to add, modify or remove certain disclosure requirements associated with the movement amongst or hierarchy associated with Level 1, Level 2 and Level 3 fair value measurements. The Company adopted the new standard on January 1, 2020 and the adoption did not have a material effect on the Company’s financial statement presentation or disclosures.

Recently Issued Accounting Standards Not Yet Adopted

In August 2018, the FASB issued ASU 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. This standard requires capitalizing implementation costs incurred to develop or obtain internal-use software and hosting arrangements that include an internal-use software license. The new standard will be effective for the Company beginning on January 1, 2021 and early adoption is permitted. The adoption of ASU 2018-15 is not expected to have a significant impact on the Company’s financial position and results of operations.

In October 2018, the FASB issued ASU No. 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities, or ASU 2018-17. The update is intended to improve general purpose financial reporting by considering indirect interests held through related parties in common control arrangements on a proportional basis for determining whether fees paid to decision-makers and service providers are variable interests. The amendments in ASU 2018-17 will be effective for fiscal years beginning after December 15, 2020, including interim periods within those annual reporting periods, with early adoption permitted. The adoption of ASU 2018-17 is not expected to have a significant impact on the Company’s financial position and results of operations.

In November 2018, the FASB issued ASU 2018-18, Collaborative Arrangements (Topic 808): Clarifying the Interaction between Topic 808 and Topic 606, or ASU 2018-18. The amendments in this update clarify that certain transactions between collaborative arrangement participants should be accounted for as revenue when the collaborative arrangement participant is a customer in the context of a unit of account and precludes recognizing as revenue consideration received from a collaborative arrangement participant if the participant is not a customer. The new standard will be effective beginning January 1, 2021 and early adoption is permitted. The adoption of ASU 2018-18 is not expected to have a significant impact on the Company’s financial position and results of operations.

In June 2016, the FASB issued Accounting Standards Update No. 2016-13 Financial Instruments-Credit Losses: Measurement of Credit Losses on Financial Instruments, or ASU 2016-13. ASU 2016-13 requires measurement and recognition of expected credit losses for financial assets. In April 2019, the FASB issued a clarification to ASU 2016-13 within ASU 2019-04 “Codification Improvements to Topic 326, Financial Instruments-Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments.” The guidance will become effective for the Company beginning in the first quarter of 2023 and must be adopted using a modified retrospective approach, with certain exceptions. The Company is evaluating the impact if any, that this pronouncement will have on our consolidated financial statements.

Other recent authoritative guidance issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants, and the Securities and Exchange Commission during the year ended December 31, 2020 did not, or are not expected to, have a material effect on our consolidated financial statements.

3.	Marketable Securities

Available-for-sale investments

The amortized cost, gross unrealized gains, gross unrealized losses and fair values of marketable securities which were considered as available-for-sale, by type of security were as follows (in thousands):

	Maturity (in years)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Types of securities as of December 31, 2020
Mutual funds		$35	$2	$—	$37
Foreign bonds	More than 2 years	861	89	—	950

Total		$896	$91	$—	$987

	Maturity (in years)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Types of securities as of December 31, 2019
Mutual funds		$36	$—	$—	$36
Foreign bonds	More than 2 years	664	—	—	664

Total		$700	$—	$—	$700

Upon adoption of ASU 2016-01 in 2019, the Company reclassified $4.1 million unrealized losses generated from the equity securities, net of taxes from other comprehensive income to accumulated deficit.

For the years ended December 31, 2020 and 2019, realized gains and losses on available for sale securities were not material. The cost of securities sold is based on the specific identification method.

As of December 31, 2020, none of the securities was in an unrealized loss position over 12 months. The Company reviews its available-for-sale investments for other-than-temporary declines in fair value below its cost basis each quarter and whenever events or changes in circumstances indicate that the cost basis of an asset may not be recoverable. The evaluation is based on a number of factors, including the length of time and the extent to which the fair value has been below the Company’s cost basis as well as adverse conditions related specifically to the security, such as any changes to the credit rating of the security and the intent to sell or whether the Company will more likely than not be required to sell the security before recovery of its amortized cost basis. As of December 31, 2020 and 2019, the Company believes the cost bases for its available-for-sale investments were recoverable in all material respects. As of December 31, 2020 and 2019, aggregate gross unrealized loss of available-for-sale investments was immaterial.

The primary objective of the Company’s investment portfolio is to maintain the safety of principal, prudent levels of liquidity and acceptable levels of risk.

Equity securities

We held investments in equity securities with readily determinable fair values of $6.3 million and $3.4 million as of December 31, 2020 and 2019, respectively, which are included in marketable securities in the consolidated balance sheets. Gains and losses recognized on equity securities with readily determinable fair values, including gains and losses recognized on sales, were not material for the year ended December 31, 2020 and 2019.

4.	Fair Value Measurements

Financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2020 and 2019 consisted of the following (in thousands):

	Fair Value Measurements at December 31, 2020
	Total	Level 1	Level 2	Level 3
Assets:
Current:
Cash and cash equivalents	$23,474	$23,474	$—	$—
Mutual funds	37	37	—	—
Equity securities	6,337	6,337	—	—
Foreign bonds	950	950	—	—

Total assets measured at fair value	$30,798	$30,798	$—	$—

Liabilities:
Contingent consideration obligation (1)	$(972)	$—	$—	$(972)

	Fair Value Measurements at December 31, 2019
	Total	Level 1	Level 2	Level 3
Assets:
Current:
Cash and cash equivalents	$60,293	$60,293	$—	$—
Mutual funds	36	36	—	—
Equity securities	3,355	3,355	—	—
Foreign bonds	664	664	—	—

Total assets measured at fair value	$64,348	$64,348	$—	$—

Liabilities:
Contingent consideration obligation (1)	$(1,725)	$—	$—	$(1,725)

(1)

The contingent consideration obligations related to the acquisitions of VivaBioCell, S.p.A., or VivaBioCell, and Receptome, LLC, or Receptome. The contingent consideration obligations are recorded at their estimated fair values and are revalued each reporting period until the related contingencies are resolved. The fair value measurements of these obligations are based on significant inputs not observable in the market (a Level 3 measurement within the fair value hierarchy) and are reviewed periodically by management. These inputs include the estimated probabilities and timing of achieving specified development and sales milestones, as well as the discount rate used to determine the present value of these milestones. Contingent considerations may change significantly as development progresses and additional data are obtained. Significant changes that would increase or decrease the probabilities or timing of achieving the development and sales milestones would result in a corresponding increase or decrease in the fair value of the contingent consideration obligations, which would be recognized in the consolidated statements of operations and comprehensive loss. During the year ended December 31, 2019, a contingent milestone had been reached which resulted in a total of $0.8 million contingent consideration being adjusted to fair value and recorded under “Accrued expenses and other current liabilities” in the consolidated balance sheets. See Note 9 for additional information.

Changes in the carrying amount of contingent consideration obligations were as follows (in thousands):

	Year ended December 31,
	2020	2019
Fair value, beginning of year	$(1,725)	$(1,004)
Consideration payable	—	(786)
Net changes in fair value	753	65

Ending balance	$(972)	$(1,725)

5.	Prepaid Expenses and Other Current Assets

Prepaid expense and other current assets as of December 31, 2020 and 2019 consisted of the following (in thousands):

	As of December 31,
	2020	2019
Insurance claim receivable	$2,518	$6,350
Prepaid insurance	708	421
Prepaid manufacturing services	—	1,919
Prepaid R&D	568	536
Prepaid services	687	130
Grant receivable	—	402
Other	603	653

Prepaid expenses and other current assets	$5,084	$10,411

The Company agreed to and then received a total of $2.5 million related to insurance reimbursements from a third-party insurance carrier during 2021, for a portion of the legal fees incurred by the Company prior to the end of 2020 for outstanding legal cases. The Company recorded a total of $6.4 million insurance receivable as of December 31, 2019 and then received from the third-party insurance carrier for a portion of the legal fees incurred by the Company prior to the end of 2019. Since the related legal losses have been recorded in the period they are incurred, this resulted in a receivable offset of $2.5 million and $6.4 million for the insurance recovery of those costs, which have been recorded in general and administrative for the years ended December 31, 2020 and 2019, respectively.

6.	Property and Equipment, Net

Property and equipment as of December 31, 2020 and 2019 consisted of the following (in thousands):

	As of December 31,
	2020	2019
Building	$—	$3,414
Furniture & fixture	600	565
Equipment and other	14,133	13,027
Computer equipment and software	1,186	1,087
Leasehold improvements	18,571	17,908
Construction in progress	1,333	1,333

Subtotal	35,823	37,334
Less: accumulated depreciation	(14,745)	(9,558)

Property and equipment, net	$21,078	$27,776

During the year ended December 31, 2019, as a result of laboratory relocation, assets with a cost of $1.5 million and accumulated depreciation of $0.6 million were disposed of for proceeds of $0.2 million, resulting in a loss on disposal of $0.7 million, which was included in “Other income (expense), net.” Depreciation expense was $4.7 million and $5.0 million for the years ended December 31, 2020 and 2019, respectively.

7.	Intangible Assets, Net

Intangible assets consist of acquired in-process research and development not subject to amortization, and other intangible assets subject to amortization. As of December 31, 2020 and 2019, the Company only had indefinite-lived in-process research and development, or IPR&D, intangible assets, which were obtained from business acquisitions. During October 2020, the Company determined to discontinue the LMP1 and LMP/IPS programs based on the results gathered from the preclinical data during the third quarter of 2020. As a result, the carrying value of the IPR&D relating to the LMP1 and LMP/IPS program was written down to zero and the Company recorded an impairment charge of $10.7 million within Research and development expenses on the Consolidated Statements of Operations and Comprehensive Loss. No such charges were recorded during the year ended December 31, 2019.

8.	Convertible Note Receivable

On June 27, 2016, ImmunityBio executed a convertible promissory note with Riptide Bioscience, Inc., or Riptide, and advanced Riptide for a principal amount of $5.0 million with interest on the outstanding principal amount at the rate of five percent per annum. The original term of the promissory note is that the entire unpaid principal amount and all unpaid accrued interest shall become fully due and payable on the earlier of (i) the three (3) year anniversary of the issuance date, and (ii) when the Company accelerates the maturity of the note upon the occurrence of an event of default. In the event of qualified financing, the outstanding principal amount and unpaid accrued interest automatically convert into the most senior class of preferred stock sold in such qualified financing at a 25% discount to the price per share paid for such preferred stock. In addition, in the event of a change in control, the Company will have the option to be paid in cash or convert, immediately prior to the closing of such transaction, the outstanding indebtedness into Riptide’s most senior class of equity securities at a 25% discount to the price per share paid for such equity securities in such transaction.

Concurrent with the transaction, the Company entered into an exclusive license agreement with Riptide to obtain worldwide exclusive rights, with the right to sublicense, certain know-how related to RP-182, RP-233 and RP-183. The Company is required to pay a single-digit royalty on net sales of licensed products on a country-by-country basis. Pursuant to the license agreement, the Company is also required to make cash milestone payments upon successful completion of certain clinical, regulatory and commercial milestones up to an aggregated amount of $47.0 million for the first three indications of the licensed product with a maximum payment amount of $100.0 million.

On March 25, 2019, the Company and Riptide entered into a first amendment to the convertible promissory note. Under the agreement, the Company extended the maturity of the promissory note to the earlier of, a) the later of, i) the completion of non-clinical IND enabling studies by ImmunityBio, or ii) December 31, 2020; and b) when the Company accelerates the maturity of the note upon the occurrence of an event of default. No other terms and contentions of the promissory note have been modified. Concurrently, the Company also entered into a first amendment to the exclusive license agreement with Riptide and extended the achievement dates for certain clinical trial milestones related to the Riptide licensed products. This option for receiving a 25% discount was determined to have an immaterial value at inception and life to date of the note, as the probability of a future qualifying event is remote. All other terms and conditions of the license agreement continued in full force and effect. The Company is still in the process of completion of non-clinical IND enabling studies as of December 31, 2020, so this promissory note is still outstanding. The convertible note receivable balance was $6.1 million and $5.9 million, which included the accrued interest of $1.1 million and $0.9 million at December 31, 2020 and 2019, respectively.

9.	Accrued Liabilities and Other Current Liabilities

Accrued liabilities and other current liabilities consisted of the following (in thousands):

	As of December 31,
	2020	2019
Accrued dissenting shares (1)	$6,769	$6,335
Accrued compensation	5,575	3,832
Accrued professional and consulting services	4,748	2,968
Accrued research and development costs	4,002	392
Accrued clinical	3,701	2,163
Deferred revenue	698	495
Accrued contingent consideration payable	856	786
Deferred rent, current	—	526
Built-to-suit liability, current	—	151
Accrued other	1,069	907

Total Accrued liabilities and other current liabilities	$27,418	$18,555

(1)	See Note 10 for additional information.

10.	Commitments and Contingencies

Funding Commitments

The Company is a party to various agreements, principally relating to licensed technology that requires future payments relating to milestones that may be met in subsequent periods or royalties on future sales of specific licensed products. The Company may be obligated to make future development, regulatory and commercial milestone payments and royalty payments on future sales of specific products associated with the Company’s collaboration and license agreements. Payments under these agreements generally become due and payable upon achievement of such milestones or sales. When the achievement of these milestones or sales has not occurred, such contingencies are not recorded in the Company’s consolidated financial statements. Refer to Note 11 for further information.

Lease Arrangements:

The Company adopted ASC 842, as of January 1, 2020, using the modified retrospective transition approach discussed in further detail in Note 2. As a result, prior periods were not recast. The following disclosures relate to the lease balances as of January 1, 2020 and December 31, 2020, under ASC 842 (in thousands):

	Balance January 1, 2020	Balance December 31, 2020
Assets
Operating lease right-of-use assets	$8,402	$7,881

Total lease assets	8,402	7,881
Liabilities
Operating lease liability, current	(1,602)	(1,487)
Operating lease liability, non-current	(7,946)	(7,601)

Total lease liabilities	$(9,548)	$(9,088)

Other information
Weighted average remaining lease term	5.6 years	4.9 years
Weighted average discount rate	9%	9%

All of the operating right-of-use assets and operating lease liabilities relate to facilities leases. The Company has leases in multiple facilities across the United States and Italy including in El Segundo, California (general corporate and administrative activities, research and development and regulatory), Seattle, Washington (research and development), Louisville, Colorado (research and development and manufacturing), Miramar, Florida (clinical development), Morrisville, and Udine and Tavangnacco, Italy (GMP-in-a-Box). The typical leases include an initial term ranging from three to seven years with a three to ten years renewal option. The initial terms of these leases expire at various dates through March 2026. None of the lease terms used to calculate the future lease payments include periods covered by the renewal options, as the Company is not reasonably certain to exercise these options at lease commencement dates.

Operating lease costs of $4.5 million, including $2.0 million variable lease costs for the year ended December 31, 2020, were recorded in research and development expense and selling, general and administrative expense on the consolidated statements of operations. The total short-term lease expense was immaterial for the year ending December 31, 2020. For the year ended December 31, 2020, cash outflows from operating leases were $3.6 million.

As an effort of restructuring clinical laboratories, the Company vacated two facilities in Miramar, Florida and subleased the space to third parties under two separate sublease agreements, which both expire in February 2021. The operating sublease incomes for these two subleases were $0.4 million for the year ended December 31, 2020.

In September 2020, the Company entered into a Sublease Agreement with NantKwest, and agreed to sublease a manufacturing and research and development facility located in El Segundo to NantKwest. The total premises of the building comprises approximately 11,980 rentable square feet, and the sublease premises comprises approximately 6,901 rental square feet. The sublease commenced in August 2020, and expires in July 2022, with an option to extend the initial term for an additional one year. The security deposit from NantKwest for the subleased facility is $0.4 million. The base rent increase by 3% in November 2020 and November 2021. In addition to the monthly base rent, the Company passes through the operating expenses and variable lease costs in proportion to the subleased square feet, and depreciation costs for equipment that is used by NantKwest in the subleased facility. The operating sublease income was $0.1 million and the reimbursements of operating expenses, property taxes, variable costs and depreciation costs were $0.8 million for the year ended December 31, 2020.

The following is a schedule of the future minimum lease payments required under these leases as of December 31, 2020 (in thousands). Common area maintenance costs and taxes are not included in these payments.

Years ending December 31:	Operating Leases
2021	$2,231
2022	2,266
2023	2,331
2024	2,273
2025	1,793
Thereafter	373

Total future lease payments	11,267
Less: imputed interest	(2,179)

The present value of operating lease liabilities	$9,088

Contingent Consideration related to Business Combination

On April 10, 2015, NantWorks, a related party, acquired 100% interest in VivaBioCell via its wholly-owned subsidiary, VBC Holdings, LLC, or VBC Holdings, for $0.7 million less working capital adjustments. On June 15, 2015, NantWorks contributed its equity interest in VBC Holdings to the Company, in exchange for cash consideration equal to its cost basis in the investment. VivaBioCell develops bioreactors and products based on cell culture and tissue engineering in Italy. In connection with this transaction, the Company is obligated to pay the former owners up to $3.7 million upon the achievement of certain sales milestones relating to scaffold technology and certain clinical and regulatory milestones relating to the GMP-in-a-Box technology. The estimated fair value of the contingent consideration obligation totaled $1.1 million at the acquisition date. The subsequent change to the contingent consideration obligation is recorded in research and development expense. A contingent payment related to a clinical milestone of $0.8 million became payable as of December 31, 2019. During the years ended December 31, 2020 and 2019, the fair value of the contingent consideration obligation increased $0.1 million and $0.7 million.

On October 4, 2016, in connection with the acquisition of the 50% interest in Receptome, the Company paid $5.0 million in cash and assumed obligations to make contingent milestone payments of up to $4.0 million in cash. In May 2018, the Company issued 500,000 shares of ImmunityBio common stock in exchange for the remaining 50% interest in Receptome, with an assigned value of $5.0 million at $10.00 per share. In addition, the Company assumed an aggregate contingent consideration liability of up to $4.0 million, which is payable in the Company’s common stock upon the achievement of the same contingent milestones. The estimated fair value of the contingent consideration obligation totaled $0.3 million at the acquisition date. The subsequent change to the contingent consideration obligation is recorded in research and development expense. During the years ended December 31, 2019, the change in the fair value of this contingent consideration was immaterial. As of December 31, 2020 the fair value of the contingent consideration obligation is deemed as zero, as the research and development of the LMP1 and LMP/IPS programs are discontinued.

In connection with the acquisition of Altor BioScience Corporation, or Altor, the Company issued contingent value rights, or CVRs, under which the Company has agreed to pay the prior stockholders of Altor approximately $304.0 million upon successful approval of the Biologics License Application, or BLA, or foreign equivalent for Anktiva by December 31, 2022 and approximately $304.0 million upon the first calendar year before December 31,

2026 in which worldwide net sales of Anktiva exceed $1.0 billion (with the payments payable in cash or shares of the Company’s common stock or a combination of both). Dr. Soon-Shiong and his related party hold approximately $279.5 million in the aggregate of CVRs and they have both irrevocably agreed to receive shares of common stock in satisfaction of their CVRs. As the transaction was recorded as an asset acquisition, the future CVR payments will be recorded when the corresponding events are probable of achievement or the consideration becomes payable.

In connection with the GlobeImmune acquisition, on April 28, 2017, the Company, Celgene Corporation, or Celgene, and Celgene Alpine Investment Co. II, LLC, or, together with Celgene, the Celgene entities, entered into an assignment and assumption agreement, pursuant to which the Celgene entities assigned to the Company all of their rights, obligations, title, and interest under the worldwide exclusive licenses for the GI-6200 and GI-6300 programs that were obtained from GlobeImmune prior to GlobeImmune’s acquisition by the Company. In return, for each product licensed pursuant to such licenses, the Company is required to pay the Celgene entities $5.0 million in cash or shares of the Company’s common stock, at Celgene’s election. In addition, we are required to pay tiered low to mid-single-digit percentage royalties on net sales of the licensed products on a product-by-product and country-by-country basis. Our obligation to pay royalties continues, on a licensed product-by-licensed product and country-by-country basis, until the later of (i) the date on which such licensed product is no longer covered by a valid claim of a patent licensed pursuant to the agreement in such country and (ii) ten years after the first commercial sale of such licensed product in such country. No milestone has been achieved as of December 31, 2020.

Unconditional Purchase Obligations:

In the normal course of business, the Company enters into unconditional purchase obligation arrangements with a contracted manufacturing organization to reserve manufacturing slots in its cGMP manufacturing facility for manufacturing and supply GMP batches per US FDA and EMA regulations for commercial use. The total amount of future non-cancelable purchase commitment related to manufacturing of the GMP batches is $4.7 million and $4.7 million for 2021 and 2022, respectively.

In 2020, NantWorks entered into agreements with various vendors related to an enterprise resource planning (“ERP”) implementation project on behalf of its subsidiaries, including the Company. NantWorks bills the Company for its portion of these expenses through the Shared Services Agreement (see Note 15). The Company’s estimated unconditional purchase obligations total approximately $1.4 million in 2021, $1.4 million in 2022 and $0.3 million in 2023.

Legal Matters:

Precision Biologics

Feldman v. Soon-Shiong, et al. On October 2, 2015, the Company invested $50.0 million cash in Precision Biologics in exchange for 41.0 million shares of Precision Biologics’ Series A Preferred Stock, then representing 68.5% ownership of Precision Biologics, and the option to purchase additional shares of Series A Preferred Stock up to an aggregate purchase price of $25.0 million for the two years following the investment. On July 5, 2017, a Precision Biologics stockholder, filed a complaint (individually and derivatively on behalf of Precision Biologics), and filed an amended complaint on November 6, 2017, against the Company and other defendants, asserting claims for breach of contract (including the implied covenant of good faith and fair dealing), tortious interference with contract, breach of the fiduciary duty of loyalty, the appointment of a custodian, fraud in the inducement, and violation of state “Blue Sky” laws. On November 21, 2017, the defendants moved to dismiss the amended complaint. The court heard oral argument and, in May 2018, the court issued an opinion granting in part, and denying in part, defendants’ motion. On December 12, 2018, the plaintiff filed a motion for leave to file a supplement to the amended complaint. In January 2019, the parties completed fact discovery other than depositions (and certain document discovery subsequently ordered by the court on January 22, 2019). On January 22, 2019, the court denied the plaintiff’s motion for leave to file a supplement without prejudice to re-filing in accordance with the court’s specific directions.

On March 8, 2019, the parties agreed in principle to the terms of a settlement and filed a settlement stipulation with the court on March 28, 2019. The settlement hearing before the court was held on June 20, 2019, and the Court approved the settlement. The court’s approval order was finalized on July 20, 2019. Under the terms of the settlement, the Company ended its investment in Precision Biologics. The Company withdrew $29.3 million in cash from Precision Biologics and transferred $2.5 million to Precision Biologics to facilitate the disposition of the Company’s investment. In addition to a total $20.2 million accumulated loss recorded in the prior years, which represented the expected losses associated with giving up its preferred stock ownership and absorption of losses arising from the deconsolidation, a loss of $0.9 million associated with the final settlements for the year ended December 31, 2019, which was included in the “operating expenses” on the consolidated statements of operations and comprehensive loss. The Company held no investment in Precision Biologics as of December 31, 2019.

Altor BioScience, LLC

The first action, Gray v. Soon-Shiong, et al. (Delaware Chancery Court, Case No. 2017-466-JRS), was filed on June 21, 2017, by plaintiffs Clayland Boyden Gray, or Gray, and Adam R. Waldman. The plaintiffs, two minority shareholders, asserted claims against the Company and other defendants for (1) breach of fiduciary duty and (2) aiding and abetting breach of fiduciary duty and filed a motion to enjoin the merger. The court denied the motion on July 25, 2017, and permitted the merger to close. On September 1, 2017, plaintiffs (joined by two additional minority stockholders, Barbara Sturm Waldman and Douglas E. Henderson, or Henderson) filed a second amended complaint, asserting claims for (1) appraisal; (2) quasi-appraisal; (3) breach of fiduciary duty; and (4) aiding and abetting breach of fiduciary duty. On September 18, 2017, defendants moved to dismiss the second amended complaint, raising grounds that included a “standstill” agreement under which defendants maintained that Gray and Adam R. Waldman and Barbara Strum Waldman, or the Waldman’s agreed not to bring the lawsuit. In the second action, Dyad Pharmaceutical Corp. v. Altor BioScience, LLC (Delaware Chancery Court, Case No. 2017-848-JRS), commenced November 28, 2017, Dyad Pharmaceutical Corporation, or Dyad, filed a petition for appraisal in connection with the merger. Respondent moved to dismiss the appraisal petition on January 26, 2018, arguing in part that the petition was barred by the same “standstill” agreement.

On April 23, 2018, the court heard oral arguments on the motions to dismiss in both consolidated cases, and on June 26, 2018, the court converted the motions to dismiss into motions for summary judgment with regard to the “standstill” agreement argument, or the Converted Motions. The court permitted discovery into the meaning and intended scope of the “standstill” agreements, which the parties completed on December 19, 2018. The parties completed a briefing on the Converted Motions on March 15, 2019.

The court heard an oral argument on the Converted Motions on May 7, 2019, and issued an oral ruling on May 15, 2019. The court (1) dismissed all claims brought by Gray and the Waldman’s except for their appraisal claims; (2) dismissed all plaintiffs’ quasi-appraisal claims; (3) dismissed the disclosure-based breach of fiduciary duty claims; and (4) dismissed Altor BioScience from the action. The following claims remain: (a) the appraisal claims by all plaintiffs and Dyad (against Altor BioScience, LLC), and (b) Henderson’s claims for breach of fiduciary duty and aiding and abetting breach of fiduciary duty.

On June 14, 2019, the defendants answered the second amended complaint, and the respondent answered Dyad’s appraisal petition. In their answer, Defendants asserted counterclaims against Gray and the Waldman’s for breach of the “standstill” agreements and are seeking as damages the attorneys’ fees and costs they were forced to expand as a result of the breach. On June 20, 2019, the court issued a written order implementing its ruling on the Converted Motions, or the Implementing Order. In the Implementing Order, the court confirmed that all fiduciary duty claims brought by Gray, both individually and as trustee of the Gordon Gray Trust f/b/o C. Boyden Gray, were dismissed. On July 11, 2019, Gray and the Waldman’s filed answers denying the counterclaims and asserting defenses.

On September 30, 2019, plaintiffs moved for leave to file a third amended complaint. The proposed amendment seeks to add two former Altor stockholders as plaintiffs and to add a fiduciary duty claim on behalf of a purported class of former Altor stockholders. On October 25, 2019, the defendants opposed the motion, and a briefing was completed on February 28, 2020. The court heard an oral argument on March 12, 2020, and granted the motion. The plaintiffs filed the third amended complaint on June 8, 2020.

On June 29, 2020, defendants answered the third amended complaint and asserted counter claims against the plaintiffs. As damages, defendants seek the attorneys’ fees and costs incurred as a result of these breaches. On July 14, 2020, the plaintiffs filed an answer denying the counterclaims and asserting defenses. The trial has been set to commence in October 2021.

The shares of these former Altor stockholders met the definition of dissenting shares under the merger agreement and were not entitled to receive any portion of the merger consideration at the closing date. However, these dissenting shares will automatically be converted to receive the portion of the merger consideration they were entitled to, on the later of the closing date, and when the stockholder withdraws or loses the right to demand appraisal rights. Payment for dissenting shares will be on the same terms and conditions originally stated in the merger agreement. As of December 31, 2020 and 2019, the Company has accrued $6.8 million and $6.3 million related to these obligations, respectively. The accrued amount represents the estimated low-end of the range of currently estimated payout amounts in accordance with ASC 450, after considering the reasonable outcomes for settling the dissenting shareholder dispute along with any accrued statutory interest. The Company cannot reasonably estimate a range of loss beyond the amounts recorded on December 31, 2020 and 2019, as the dissenting shareholders have not yet provided a quantified value of their claim and, therefore, an upper end of the range of loss cannot be determined. The Company reassesses the reasonableness of the recorded amount at each reporting period.

The Company believes the claims lack merit and intends to continue defending the case vigorously.

Sorrento Therapeutics, Inc.

Sorrento Therapeutics, Inc. v. NantCell, Inc., et al. Sorrento Therapeutics, Inc., or Sorrento, derivatively on behalf of NANTibody, LLC, or NANTibody, filed an action in the Superior Court of California, Los Angeles County, or the Superior Court, against the Company, Dr. Soon-Shiong, MBBCh, FRCS (C), FACS, and Charles Kim. The action alleges that the defendants improperly caused NANTibody to acquire IgDraSol, Inc. from our affiliate NantPharma and seeks to have the transaction undone, and seeks to have the purchase amount returned to NANTibody. Sorrento filed a related arbitration proceeding, or the Cynviloq arbitration, against Dr. Soon-Shiong and NantPharma, LLC, or NantPharma; the Company is not named in the Cynviloq arbitration. On May 15, 2019, the Company filed a demurrer to several causes of action alleged in the Superior Court action. On July 18, 2019, Sorrento filed an amended complaint, eliminating Charles Kim as a defendant and dropping the causes of action the Company had challenged in its demurrer.

On May 24, 2019, the Company and Dr. Soon-Shiong filed cross-claims in the Superior Court action against Sorrento and its Chief Executive Officer Henry Ji, asserting claims for fraud, breach of contract, breach of the covenant of good faith and fair dealing, tortious interference with contract, unjust enrichment, and declaratory relief. The Company and Dr. Soon-Shiong allege that Dr. Ji and Sorrento breached the terms of an exclusive license agreement between the Company and Sorrento related to Sorrento’s antibody library and that Sorrento did not perform its obligations under the exclusive license agreement.

On October 9, 2019, the Superior Court ruled that the Company’s claims should be pursued in arbitration and that Dr. Soon-Shiong’s claims could be pursued in Superior Court.

On February 13, 2020, after a full briefing, the Superior Court heard oral argument and granted Dr. Soon-Shiong’s request for a preliminary injunction barring Sorrento from pursuing claims against him in the Cynviloq arbitration. Sorrento then filed the claims it had previously asserted in arbitration against Dr. Soon-Shiong in the Superior Court on March 3, 2020, and at Sorrento’s request, the arbitrator entered an order dismissing Sorrento’s claims against Dr. Soon-Shiong in the Cynviloq arbitration on March 6, 2020. The hearing in the Cynviloq arbitration has been scheduled to commence on June 2021.

On October 24, 2019, the Company, along with NANTibody, filed an arbitration against Sorrento and Dr. Ji asserting its claims relating to the exclusive license agreement. Sorrento filed counterclaims against the Company and NANTibody in the arbitration on May 4, 2020, and requested leave to file a dispositive motion on May 1, 2020.

On January 29, 2020, Sorrento sent letters purporting to terminate the exclusive license agreement with the Company, and an exclusive license agreement with NANTibody and demanding the return of its confidential information and transfer of all regulatory filings and related materials. The Company and Sorrento engaged in good-faith negotiations as required under the exclusive license agreements before Sorrento can attempt to invoke any purported termination provision. Notwithstanding such negotiations, Sorrento sent a letter on April 10, 2020, purporting to terminate the exclusive license agreements, maintaining the negotiations did not reach a successful resolution. The Company believes it has cured any perceived breaches during the 90-day contractual cure period. The Company intends to prosecute its claims, and to defend the claims asserted against it, vigorously. An estimate of the possible loss or range of loss cannot be made at this time. The hearings in the Antibody Arbitration have been scheduled to be held in April 2021 and May 2021.

Shenzhen Beike Biotechnology Corporation

In July 2020, the Company received a Request for Arbitration before the International Chamber of Commerce, International Court of Arbitration, served by Shenzhen Beike Biotechnology Corporation, or Beike. The arbitration relates to a license, development, and commercialization agreement that Altor (succeeded by the Company’s wholly-owned subsidiary Altor BioScience, LLC, or Altor) entered into with Beike in September 2014, which agreement was amended and restated in September 2017, and pursuant to which Altor granted to Beike an exclusive license to use, research, develop and commercialize products based on Anktiva in China for human therapeutic uses. In the arbitration, Beike is asserting a claim for breach of contract under the license agreement. Among other things, Beike alleges that the Company failed to use commercially reasonable efforts to deliver to Beike materials and data related to Anktiva. Beike is seeking specific performance, or in the alternative, damages for the alleged breaches. On September 25, 2020, the parties entered into a standstill and tolling agreement under which, among other things, the parties affirmed they will perform certain of their obligations under the license agreement by specified dates and agreed that all deadlines in the arbitration are indefinitely extended. The standstill agreement may be terminated by any party on ten calendar days’ notice, and upon termination, the parties will have the right to pursue claims arising from the license agreement in any appropriate tribunal. The parties have been asked to provide an update to the International Chamber of Commerce by May 31, 2021 of any further developments.

Given that this action remains at the pleading stage and no discovery has occurred, it remains too early to evaluate the likely outcome of the case or to estimate any range of potential loss. The Company believes the claims lack merit and intend to defend the case vigorously and that the Company may have counterclaims.

11.	License and Collaboration Agreements

A collaborative arrangement is a contractual arrangement that involves a joint operating activity. These arrangements involve two or more parties who are (i) active participants in the activity, and (ii) exposed to significant risks and rewards dependent on the commercial success of the activity.

Cost Allocation Agreement

In January 2020, the Company entered into a Cost Allocation Agreement with NantKwest, or the Cost Allocation Agreement, pursuant to which the Company and NantKwest agreed to conduct a joint study for the clinical research being conducted pursuant to the protocol titled QUILT 3.063: A phase 2 study of combination therapy with an il-15 superagonist (N-803), off-the-shelf CD16-targeted natural killer cells (haNK), and avelumab without cytotoxic chemotherapy in subjects with Merkel Cell Carcinoma (MCC) that has progressed on or after treatment with a checkpoint inhibitor. Under the terms of the Cost Allocation Agreement, the parties will split certain joint study costs equally in accordance with the terms of the Cost Allocation Agreement and related work order. Shared joint study costs include costs related to conducting the joint study development activities, such as personnel-related costs, as well as all costs associated with regulatory matters. Costs and expenses incurred in connection with the development, manufacturing, supply, delivery, and pre-patient administration dosing mechanism of each party’s study drug are excluded from the shared joint study costs.

Under the Cost Allocation Agreement, the Company and NantKwest will each receive exclusive rights to any new intellectual property developed that relates solely to our and its respective study drug, and will each have joint co-equal rights in any other developed intellectual property. The Cost Allocation Agreement expires upon the second anniversary of the effective date with an option to renew for additional successive one-year terms upon mutual agreement, but work orders for any joint studies still in process at the time of termination will continue until the applicable study is completed.

In July 2020, but effective June 22, 2020, the Company executed Work Order Number Two with NantKwest, pursuant to the Cost Allocation Agreement. Under the second work order, the parties agreed to conduct a joint study for the clinical research trial being conducted pursuant to the protocol titled QUILT 88: Open-label, randomized, comparative phase 2 study of combination immunotherapy with standard-of-care chemotherapy versus standard-of-care chemotherapy for first and second-line treatment of locally or advanced metastatic pancreatic cancer. The study drugs included in the joint study are the Company’s proprietary IL-15 superagonist (N-803) and Aldoxorubicin Hydrochloride (Aldoxorubicin), and NantKwest’s study drug PD-L1.t-haNK.

The Company will act as the sponsor of this joint study for purposes of regulatory matters, including submissions, correspondence, and communications with the FDA. Additionally, the Company is designated as the contracting party to execute agreements with third and related parties relating to the joint study. The Company and NantKwest will split certain joint study cost equally in accordance with the terms of the Cost Allocation Agreement and related work order. Shared joint study costs include costs related to conducting the joint study development activities, such as personnel-related costs, as well as all costs associated with regulatory matters. Costs and expenses incurred in connection with the development, manufacturing, supply, delivery, and pre-patient administration dosing mechanism of each party’s study drug are excluded from the shared joint study costs.

Under the Cost Allocation Agreement, each of NantKwest and the Company will receive exclusive rights to any new intellectual property developed that relates solely to its respective study drug, and the parties will have joint co-equal rights in any other intellectual property. The Cost Allocation Agreement expires on June 22, 2022 with the option to renew for additional successive one-year terms, but work orders for any joint studies still in process at the time of termination will continue until the applicable study is completed. See Note 15 for additional information.

COVID-19 Collaboration Agreement with NantKwest

In August 2020, the Company entered into a collaboration agreement with NantKwest to pursue collaborative joint development, manufacturing, and marketing of certain COVID-19 therapeutics and vaccines. The terms of the collaboration agreement supersede and replace the terms of the binding term sheet executed on May 22, 2020. The Company and NantKwest agreed to jointly develop cytokine-enriched NK, or ceNK, cells, haNK cells, mesenchymal stem cells, adenovirus constructs, and Anktiva for the prevention and treatment of SARS-CoV-2 viral infections and associated conditions in humans, including COVID-19. NantKwest will contribute to the ceNK cells, hank cells, mesenchymal stem cells, and certain of its manufacturing capabilities and the Company will contribute adenovirus constructs and Anktiva. The adenovirus constructs will be developed as a vaccine, and the ceNK, haNK, and mesenchymal stem cells and Anktiva will each be developed as a therapeutic for treating COVID-19 at various stages of infection.

After August 21, 2020, the Company and NantKwest will share equally in all costs relating to the development and manufacturing of the product candidates globally. Except for Anktiva, NantKwest will be primarily responsible for the manufacture of the product candidates. Each party will be responsible for the regulatory affairs and the commercialization relating to its contributed products. The global net profits from the collaboration products will be shared 60% / 40% in favor of the party contributing to the product on which the sales are based except if the parties mutually agree otherwise because of certain circumstances. All net profits from sales of combined collaboration products will be shared equally. The collaboration will be supervised by a joint steering committee, which will be composed of an equal number of the Company and NantKwest’s representatives. The Company and NantKwest are required to use commercially reasonable efforts to research, develop, manufacture, and commercialize product candidates under the agreement. The Company and NantKwest agree not to conduct or participate in competing activities with the Joint COVID-19 Collaboration.

The Company granted NantKwest a non-exclusive, worldwide license under the technology that is reasonably necessary for NantKwest to research, develop and manufacture product candidates under the Joint COVID-19 Collaboration and the Company granted NantKwest a co-exclusive, worldwide license under the technology to commercialize such product candidates. NantKwest granted the Company a non-exclusive, worldwide license under its technology that is reasonably necessary for the Company to research, develop, and manufacture product candidates under the Joint COVID-19 Collaboration. NantKwest also granted the Company a co-exclusive, worldwide license under its technology to commercialize such product candidates. NantKwest will have primary control over the commercialization of certain product candidates that the Company contributes and the Company will have primary control over the commercialization of certain product candidates that the Company contributes.

NantKwest will solely own any intellectual property arising under the Joint COVID-19 Collaboration relating to its products and we will solely own any intellectual property arising under the Joint COVID-19 Collaboration relating to our products. All other intellectual property arising under the Joint COVID-19 Collaboration will be jointly owned.

Exclusive License Agreement with GlobeImmune

In January 2020, the Company entered into an exclusive licensing agreement with GlobeImmune, a consolidated entity, pursuant to which the Company obtained worldwide, exclusive licenses under certain patents, know-how, and other intellectual property to use, research, develop and commercialize products with GlobeImmune’s COVID-19 vaccine program, other Tarmogen-based programs, and neoepitopes programs in exchange for a license fee for the first two years of the agreement totaling of $1.2 million, up to $345.0 million in milestone payments related to the successful completion of clinical and regulatory milestones and up to $240.0 million in total milestone payments based on licensed product net sales milestones, and a royalty on net sales of licensed products, on a product-by-product basis ranging in percentage from the mid-single digits to the mid-teens. The Company may terminate this agreement, in whole or on a licensed-product-by-licensed-product and/or country-by-country basis, at any time upon 60 days’ written notice to GlobeImmune. In addition, either party may terminate the agreement in the event of a material breach by, or bankruptcy of, the other party.

Sorrento Therapeutics

In April 2015, the Company entered into a license agreement with Sorrento, pursuant to which the Company obtained an exclusive license under certain patent rights and antibody materials, including antibody sequences and complementary DNA, or cDNA, and clones and non-exclusive license under certain know-how, in each case to use, research and develop certain antibodies and anti-body drug conjugates, or ADCs, including for neoepitopes, which are epitopes resulting from mutations specific to an individual’s cancer cells, and to commercialize the resulting licensed products, in exchange for consideration that includes an upfront cash payment of $10 million, equity consideration with a valuation of $100 million, and a mid-single-digit percentage royalties on net sales of the resulting licensed products. In addition, the agreement provides us with the right to negotiate an exclusive license from Sorrento for two CAR-T/natural killer cell products to be mutually determined on terms substantially similar to the terms of the license agreement. The Company may terminate the agreement, in our sole discretion, in whole or on a product-by-product and country-by-country basis, at any time upon 60 days’ prior written notice to Sorrento. In addition, either party may terminate the agreement in the event of a material breach by or bankruptcy of the other party.

In June 2015, NANTibody entered into an exclusive license agreement with Sorrento, pursuant to which NANTibody obtained a royalty-free, exclusive license under certain patent rights and materials, including antibody sequences and cDNA, and clones and non-exclusive license under certain know-how, in each case related to up to 75 immuno-oncology antibodies, immune-check point antibodies, bi-specific antibodies and/or ADCs from Sorrento’s G-MAB library to be mutually identified by the parties (21 of which were already identified at the time of the signing of the agreement), to use, research, develop and commercialize the resulting licensed products. NANTibody may terminate the agreement, in its sole discretion, in whole or on a product-by-product and country-by-country basis, at any time upon 90 days’ prior written notice to Sorrento. In addition, either party may terminate the agreement in the event of a material breach by or bankruptcy of the other party.

In July 2017, NANTibody purchased IgDraSol, Inc., the entity that owns the rights to Cynviloq in the United States and other jurisdictions from an affiliate, NantPharma. NANTibody owns all of the equity interests in IgDraSol, Inc.

Cancer Therapeutics Laboratories, Inc.

In April 2016, the Company entered into an exclusive license agreement with CTL, pursuant to which the Company obtained a worldwide, exclusive license under CTL’s applicable intellectual property to use, research and develop certain of CTL’s antibody materials, including cell lines, antibody sequences, cDNA and bacterial and/or cell clones relating to certain specified CTL antibodies, and to commercialize the resulting licensed products for all applications, in exchange for consideration that includes a $5.0 million upfront cash payment, up to $10.0 million in total milestone payments based on the successful completion of clinical and regulatory milestones (15% of which is payable in cash and the remaining 85% is payable in shares of the Company’s common stock) and a low single-digit percentage royalty on net sales of the resulting licensed products. The Company may terminate this agreement, in whole or on a licensed-product-by-licensed-product and/or country-by-country basis, at any time upon 60 days’ written notice to CTL. In addition, either party may terminate the agreement in the event of a material bankruptcy of the other party. No payments related to this agreement have become due during the years ended 2020 and 2019.

CytRx Corporation

In July 2017, the Company entered into an exclusive license agreement with CytRx Corporation, or CytRx, pursuant to which the Company obtained a royalty-bearing, exclusive, worldwide license, with the right to sublicense, under CytRx’s applicable intellectual property to research, develop and commercialize aldoxorubicin for all indications. Under the terms of the license agreement, CytRx is entitled to receive up to $346.0 million in milestone payments related to regulatory approvals and commercial milestones for aldoxorubicin. In addition, CytRx will receive increasing low double-digit percentage royalties on net sales of aldoxorubicin for the treatment of soft tissue sarcomas and mid-to-high single-digit percentage royalties on net sales of aldoxorubicin for all other indications. The Company may terminate the agreement in its entirety at any time upon 12 months’ written notice to CytRx. In addition, either party may terminate the agreement in the event of a material breach by or bankruptcy of the other party. No payments related to this agreement have become due during the years ended 2020 and 2019.

National Cancer Institute

In May 2015, Etubics Corporation, or Etubics, entered into a Cooperative Research and Development Agreement, or CRADA, with the U.S. Department of Health and Human Services, as represented by the National Cancer Institute of the National Institutes of Health, or NCI, to collaborate on the preclinical and clinical development of an adenovirus technology expressing tumor-associated antigens for cancer immunotherapy. In January 2016, the Company acquired all of the outstanding equity interests in Etubics and Etubics became a wholly-owned subsidiary.

Effective January 2018, the Company assumed the CRADA and it was amended to cover a collaboration for the preclinical and clinical development of the Company’s proprietary yeast-based tarmogens expressing tumor-associated antigens and proprietary adenovirus technology expressing tumor-associated antigens for cancer immunotherapy. Pursuant to the CRADA, NCI provides scientific staff and other support necessary to conduct research and related activities as described in the CRADA.

During the term of the CRADA, the Company is required to make annual payments of $0.6 million to the NCI for support of research activities. The Company made payments of $0.6 million and $0.6 million for the period ended December 31, 2020 and 2019, respectively.

In February 2018, the Company and NCI entered into an amendment to a CRADA originally executed between NCI and Amgen, Inc., or Amgen, in May 2012 and subsequently assigned by Amgen to the Company effective as of December 17, 2015. The research goal of this CRADA, as amended, is for the non-clinical and clinical development of ganitumab, the Company’s licensed monoclonal antibody targeting insulin-like growth factor one receptor, to evaluate its safety and efficacy in patients with hematological malignancies and solid tumors. The CRADA has a five-year term commencing February 20, 2018 and expiring on February 20, 2023.

During the term of the agreement, the Company is required to make minimum annual payments of $0.2 million to NCI for support of research activities and additional payments for the clinical trials based on the scope and phase of the clinical trials. The unpaid research and development expense was estimated at $0.6 million and $0.3 million as of December 31, 2020 and 2019, respectively.

Each CRADA may be terminated at any time upon the mutual written consent of the Company and NCI. The Company or NCI may unilaterally terminate either of the CRADAs at any time by providing written notice to the other party at least 60 days before the desired termination date.

Pursuant to the terms of the CRADAs, the Company has an option to elect to negotiate an exclusive or non-exclusive commercialization license to any inventions discovered in the performance of either of the CRADAs, whether solely by an NCI employee or jointly with a Company employee for which a patent application has been filed. The parties jointly own any inventions and materials that are jointly produced by employees of both parties in the course of performing activities under the CRADAs.

Exclusive License Agreement with iosBio Ltd.

In August 2020, the Company executed an exclusive license agreement with iosBio Ltd., formerly Stabilitech Biopharma Ltd. (“iosBio”), pursuant to which the Company and its affiliates will receive an exclusive, worldwide license to certain of iosBio’s intellectual property rights relating to the SARS-CoV-2 and successor vaccine candidates. In return, the Company is required to pay mid to high single-digit royalties on net sales of the resulting licensed products. Concurrently the Company entered into a non-exclusive license agreement with iosBio, which grants to iosBio and its affiliates a non-exclusive, worldwide license under the intellectual property and technology relating to the Company’s adenovirus constructs for the prevention and treatment of shingles and other infectious disease targets to be mutually agreed by the parties in good faith. As of December 31, 2020, the Company accrued $0.5 million payable to isoBio for reimbursable costs related to the clinical trial activities initiated by isoBio, which was included in the “accrued expenses and other current liabilities” in the consolidated balance sheets.

12.	Income Tax

The amount of loss before taxes and non-controlling interest was (in thousands):

	Year ended December 31,
	2020	2019
U.S. loss before taxes	$(130,679)	$(93,238)
Foreign loss before taxes	(2,549)	(574)

Loss before income taxes and non-controlling interest	$(133,228)	$(93,812)

Income tax (expense) benefit provision for the year ended December 31, 2020 and 2019 consisted of the following (in thousands):

	Year Ended December 31,
	2020	2019
Current:
Federal	$—	$—
State	—	—
Foreign	—	—

Total Current	$—	$—

Deferred:
Federal	$1,187	$(2)
State	664	10
Foreign	—	—

Total Deferred	1,851	8

Income tax (expense) benefit	$1,851	$8

The components that comprise the Company’s net deferred tax assets as of December 31, 2020 and 2019 consisted of the following (in thousands):

	As of December 31,
	2020	2019
Deferred tax assets:
Net operating loss carryforwards	$117,586	$88,074
Amortizable assets	4,634	3,091
Equity compensation	5,034	5,034
Investments	2,033	2,581
Salaries and wages	670	546
Interest expense	4,124	2,256
Other	899	1,499
Depreciation	807	—
Other carryforwards	89	236
Operating lease right-of-use liabilities	1,909	0

Total deferred tax assets	137,785	103,317

Deferred tax liabilities:
Indefinite lived intangibles	(170)	(3,108)
Depreciation	—	(113)
Operating lease right-of-use asset	(1,655)	—

Total deferred tax liabilities	(1,825)	(3,221)

Net deferred tax assets	135,960	100,096
Valuation allowance	(136,130)	(103,204)

Net deferred tax liability	$(170)	$(3,108)

A reconciliation of the federal statutory income tax rate to the Company’s effective tax rate for the years ended December 31, 2020 and 2019 is as follows:

	Year ended December 31,
	2020	2019
Tax computed at federal statutory rate	21.0%	21.0%
State income taxes, net of federal tax benefit	5.2	5.1
Other permanent items	(0.2)	2.7
Other	0.8	4.1
Precision Biologics deconsolidation	—	(12.0)
Valuation Allowance	(25.4)	(20.9)

Effective income tax rate	1.4%	0.0%

At December 31, 2020, the Company has federal NOLs of approximately $ 589.3 million, state NOLs of $497.7 million, and foreign NOLs of $ 5.2 million. As a result of the Tax Act, for U.S. income tax purposes, NOLs generated in tax years beginning before January 01, 2018 can still be carried forward for up to 20 years, but net operating losses generated for tax years beginning after December 31, 2017 carryforward indefinitely and are limited to 80% utilization against taxable income. Of the total federal net operating loss of $ 589.3 million, $ 280.2 million will begin to expire in 2021 and $ 309.2 million will not expire but can only offset 80 percent of future taxable income in any given year.

As many states conform to federal statutes, some of our current state NOLs have become indefinite-lived but are also limited to 80% utilization against future taxable income in any given year.    Of the total state NOLs of $497.7 million, $ 448.8 million will begin to expire in 2021 and $ 48.8 million will not expire but will only offset 80 percent of future taxable income in any given year. The foreign NOLs can be carried forward indefinitely.

Pursuant to IRC Sections 382 and 383, annual use of the company’s net operating loss (NOLs) and research and development credit carryforwards may be limited in the event a cumulative change in ownership of more than 50% occurs within three years. The Company has not recognized the deferred tax assets for federal and state NOLs of $ 269.1 million from its deferred tax asset schedule as of December 31, 2020. Additionally, the Company has not recognized the deferred tax asset for research and development credit carryforwards as of December 31, 2020 because the Company is a part of a controlled group of affiliated companies with common ownership and cannot complete its calculation of the credit until the time that all members of the controlled group complete their analysis and calculation of qualified research expenditures.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on the level of historical operating results and the uncertainty of the economic conditions, the Company has recorded a valuation allowance of $ 136.1 million on December 31, 2020. The change in the valuation allowance for the year-end December 31, 2020 was an increase of $ 32.9 million.

As of December 31, 2020 the company has $ 19.6 million interest that is temporarily disallowed pursuant to IRC Sec. 163(j). As of December 31, 2019, the Company had $ 10.7 million interest that is temporarily disallowed pursuant to IRC Sec. 163(j). The interest can be carried forward indefinitely and will deductible when the Company generates sufficient adjusted taxable income.

As of December 31, 2020, there are no unrecognized tax benefits, and there are no significant accruals for interest related to unrecognized tax benefits or tax penalties. The Company’s policy is to recognize interest expense and penalties related to uncertain income tax matters as the tax expense. The Company does not expect that the unrecognized tax benefits will change within 12 months of this reporting date. Due to the existence of the valuation allowance, future changes in the Company’s unrecognized tax benefits will not impact the Company’s effective tax rate.

The Company is subject to U.S. Federal income tax, Italian income tax as well as income tax in California and other states. The Federal returns for tax years 2017 through 2019 remain open to examination; the state returns remain subject to examination for tax years 2016 through 2019. The Italian returns for tax years 2015 through 2019 remain open to examination. Carryforward attributes that were generated in years where the statute of limitations is closed may still be adjusted upon examination by the Internal Revenue Service or other respective tax authorities.

There are no cumulative earnings in the Italian subsidiary as of December 31, 2020 that would be subject to U.S. income tax or Italian withholding tax. The Company plans to indefinitely reinvestment any future earnings of the Italian subsidiary.

On March 27, 2020, the United States enacted the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). The CARES Act is an emergency economic stimulus package that includes spending and tax breaks to strengthen the United States economy and fund a nationwide effort to curtail the effect of COVID-19. While the CARES Act provides sweeping tax changes in response to the COVID-19 pandemic, some of the more significant provisions which are expected to impact the Company’s financial statements include removal of certain limitations on utilization of net operating losses, increasing the loss carryback period for certain losses to five years, and increasing the ability to deduct interest expense, as well as amending certain provisions of the previously enacted Tax Cuts and Jobs Act. Consistent with prior years, the Company expects to continue to generate net losses for the foreseeable future. The Company currently has significant federal and state deferred tax assets attributed to prior net operating losses. These deferred tax assets are fully reserved. As the Company has never generated taxable income, the CARES Act feature allowing NOLs originating in 2018, 2019 or 2020 to be carried back five years is not expected to have a significant impact. There was no material impact from other provisions of the CARES Act during 2020.

On December 27, 2020, the United States enacted the Consolidated Appropriations Act, 2021 (the “Appropriations Act”). Included in the tax provisions are a number of items directly related to COVID-19 relief such as a provision allowing recipients of Paycheck Protection Program (PPP) loans to deduct associated costs and an extension and significant expansion of the employee retention credit originally enacted in the CARES Act. There was no material impact from the provisions of the Appropriations Act in 2020.

On June 29, 2020, the state of California enacted Assembly Bill No. 85 (“AB 85”) suspending California net operating loss utilization and imposing a cap on the amount of business incentive tax credits companies can utilize, effective for tax years 2020, 2021 and 2022. There was no material impact from the provisions of AB 85 in 2020.

13.	Stockholders’ Deficit

The Company is authorized to issue 1,000,000,000 shares of common stock, each with a par value of $0.001 per share.

On March 11, 2019, Kuwait Investment Authority, or KIA, purchased 2,500,000 shares of ImmunityBio common stock, at a purchase price of $12 per share, for an aggregate purchase price of $30 million. The purchase agreement also contains an anti-dilution feature under which, in the event that the Company closes an initial public offering or IPO, and the price per share for the common stock sold to the public is less than $12.00 per share, the Company is required to issue additional shares of common stock to KIA, equal to the difference between the number of shares that KIA received pursuant to its purchase agreement and the number of shares to which KIA would have been entitled had the price per share been equal to the price per share in such IPO. Under the provisions of ASU 2017-11, if the feature is triggered as a result of an IPO, the effect will be reflected as a dividend and will represent an earnings adjustment for purposes of determining earnings per share.

On September 26, 2019, the Company entered a Stock Transfer Agreement and purchased 250,000 shares of the Company’s common stocks from a stockholder at a purchase price of $8.0 per share, for an aggregate purchase price of $2.0 million in cash. All the repurchased shares were treated as retirements and reduced the number of shares issued and outstanding. In addition, the Company recorded the excess of the purchase price over the par value per share as a reduction to the accumulated deficit.

The 2015 Stock Incentive Plan, or the 2015 Plan, authorizes the issuance of common stock pursuant to grants of equity-based awards, including stock options, restricted stock, restricted stock units, stock appreciation rights and dividend equivalent rights. Such awards may be granted to employees, members of the Board of Directors and non-employees of the Company and its subsidiaries. As of December 31, 2020, the 2015 Plan provided for future grants and/or issuances of up to 24 million shares of common stock. The following table summarizes the common shares reserved for issuance on exercise or vesting of various awards at December 31, 2020 and 2019:

	Year ended December 31,
	2020	2019
Issued and outstanding stock options	1,804,974	1,921,286
Issued and outstanding restricted stock awards	—	20,000
Outstanding related party warrants	2,000,000	2,000,000

Total shares reserved for future issuance	3,804,974	3,941,286

In connection with the Altor acquisition, the Company assumed all outstanding Altor warrants and replaced them with warrants to purchase shares of the Company’s common stock. Warrants to purchase a total of 4,533,333 shares of the Company’s common stock were issued, of which warrants to purchase 2,533,333 shares at an exercise price of $2.65 per share were issued to the Company’s chairman and chief executive officer (all such warrants were vested); and warrants to purchase 2,000,000 shares were issued to NantWorks, a related party, at an exercise price of $2.65 per share and with vesting subject to the achievement of a certain performance condition pertaining to building a manufacturing capacity. The fair value of $18.0 million that was assigned to the 2,000,000 unvested warrants will be recognized upon achievement of the performance-based vesting conditions.

On June 28, 2019, the Company’s chairman and the chief executive officer exercised his rights under the warrants to purchase 2,533,333 shares of common stock at an exercise price of $2.65 per share. The Company agreed to offset the net cash proceeds of approximately $6.7 million with reduction of related party notes payables and accrued interests to CalCap and NantCapital and issued all of the shares of common stock. See Note 15 for additional information.

To date, all of the equity-based awards issued pursuant to the 2015 Plan have been for replacement of awards assumed or replaced in connection with the Altor and Etubics business combinations. All outstanding awards were granted in stock options, except for one issuance of restricted stock to an employee. These awards have vesting terms ranging from immediate to four years and contractual expirations of up to ten years. See Note 14 for additional information.

14.	Stock-Based Compensation

The following table presents all stock-based compensation as included in the Company’s consolidated statements of operations and comprehensive loss (in thousands):

	Year ended December 31,
	2020	2019
Stock-based compensation expense:
Employee stock options	$38	$744
Restricted stock	10	50

Total	$48	$794

Stock-based compensation expense in operating expense:
Research and development	$41	$789
General and administrative	7	5

Total	$48	$794

Stock Options

The following table summarizes stock option activity under all equity incentive plans:

	Numbers of Shares	Weighted- Average Exercise Price per share	Aggregate Intrinsic Value (in thousands)	Weighted- Average Remaining Contractual Life (in years)
Outstanding at December 31, 2018	2,283,022	$3.65	$17,868	4.3
Options granted	—	$—	—	—
Options forfeited	(50,476)	$6.25	—	—
Options expired	(302,239)	$1.34
Options exercised	(9,021)	$1.73	—	—

Outstanding at December 31, 2019	1,921,286	$4.05	$14,450	3.7

Vested and exercisable at December 31, 2019	1,904,078	$4.10	$14,449	3.7

Options granted	—	$—	—	—
Options forfeited	(116,312)	$0.98	—	—
Options expired	—	$—
Options exercised	—	$—	—	—

Outstanding at December 31, 2020	1,804,974	$4.31	$13,537	2.6

Vested and exercisable at December 31, 2020	1,804,016	$4.31	$13,532	2.6

The following table provides a summary of options outstanding and vested as of December 31, 2020:

Exercise Prices	Numbers Outstanding	Weighted- Average Remaining Contractual Life (in years)	Numbers Exercisable	Weighted- Average Remaining Contractual Life (in years)
$0.95	60,500	2.6	60,500	2.6
$2.65	2,250	5.5	2,250	5.5
$3.50	1,200	5.7	1,075	6.4
$4.15-4.85	1,420,684	3.0	1,420,684	3.0
$5.54	312,340	0.3	312,340	0.3
$10.00	8,000	5.7	7,167	5.7

	1,804,974	2.6	1,804,016	2.6

The total unrecognized compensation cost related to non-vested stock options as of December 31, 2019 was $0.5 million, which was expected to be recognized over a weighted-average period of 0.3 years. The total unrecognized compensation cost related to non-vested stock options as of December 31, 2020 was immaterial.

Restricted Stock

The following table summarizes the restricted stock activity under the 2015 Plan:

	Number of Restricted Stock Outstanding	Weighted- Average Grant Date Fair Value
Unvested balance at December 31, 2018	9,375	$10.0
Granted	—
Vested	(7,500)	$10.0

Unvested balance at December 31, 2019	1,875	$10.0

Granted	—	—
Vested	(1,875)	$10.0

Unvested balance at December 31, 2020	—	$—

As of December 31, 2019, there was $0.02 million of unrecognized stock-based compensation expense that is expected to be recognized over a weighted-average period of 0.2 years.

15.	Related Party Transactions

The Company conducts business with a number of affiliates under written agreements and informal arrangements. Below is a summary of outstanding balances and a description of significant relationships (in thousands):

	As of December 31,
	2020	2019
Related party receivable–NantBio	1,294	1,297
Related party receivable–NantKwest	3,617	—
Related party receivable–NantOmics	591	602
Related party receivable–Various	73	19

Total related party receivable	$5,575	$1,918

Related party payable–NantWorks	9,407	7,721
Related party payable–Duley Road	2,787	2,053
Related party payable–NantBio	943	945
Related party payable–NantPharma	$187	$188
Related party payable–Various	78	2

Total related party payable	$13,402	$10,909

Related party notes payable–NantCapital	$109,246	$42,385
Related party notes payable–NantMobile	56,660	55,009
Related party notes payable–NantWorks	51,546	49,088
Related party notes payable–NCSC	36,901	35,139

Total related party notes payable	$254,353	$181,621

Related Party Receivable and Payable

As of December 31, 2020 and 2019, the Company had related party receivables of $5.6 and $1.9 million respectively. As of December 31, 2020 and 2019, the Company had related party payables of $13.4 million and $10.9 million, respectively, primarily related to amounts owed to affiliates pursuant to the shared services agreement.

NantKwest

In June 2015, the Company entered into a supply agreement with NantKwest, a company that is controlled by the Company’s chairman and chief executive officer. Pursuant to the supply agreement, NantKwest has the right to purchase VivaBioCell’s proprietary GMP-in-a-Box bioreactors and related consumables, made according to specifications mutually agreed to with the Company. The agreement has an initial term of five years and renews automatically for successive one period’s term unless terminated earlier. During the years ended December 31, 2020 and 2019, ImmunityBio sold NantKwest $1.3 million and $0.9 million of such equipment and consumables, respectively. As of December 31, 2020 and 2019, the Company recorded $0.1 million and $0.1 million, respectively, in deferred revenue from NantKwest for a bioreactor sale related to this agreement, and is included in “accrued expense and other current liabilities” on the consolidated Balance Sheets.

In August 2016, Altor, which was subsequently acquired by the Company, entered into a co-development agreement with NantKwest, under which Altor and NantKwest agreed to exclusively collaborate on the development of certain therapeutic applications combining NantKwest’s proprietary natural killer cells with the Company’s N-801 and/or Anktiva product candidates for the purpose of jointly developing therapeutic applications of certain effector cell lines, including by the co-exclusive grants to each other of certain related intellectual property rights. The agreement only covers research and development activities and does not provide any commercialization rights to the other parties for their respective products (and any commercialization arrangement would need to be memorialized in a subsequent separate written agreement). No costs for supplies have been incurred or milestones achieved therefore no billings have been made by Altor for this agreement for the years ended December 31, 2020 and 2019.

In November 2018, the Company via its subsidiary Etubics entered into a sale and assignment agreement with NantKwest, pursuant to which the Company purchased $0.3 million of used laboratory equipment from NantKwest. The Company sold the laboratory equipment in an auction and realized a $0.3 million loss during the year ended December 31, 2019.

In January 2020, the Company entered into a Cost Allocation Agreement with NantKwest, which (together with related work orders) is described further in Note 11, Collaboration and License Agreements. In regards to the Cost Allocation Agreement for the joint study related to the clinical research being conducted according to the protocol titled QUILT 3.063, the parties agreed to split certain joint study costs equally in accordance with the terms of the Cost Allocation Agreement and related work order. For the year ended December 31, 2020, the total research and development costs incurred by the Company was $0.2 million, and half of the costs were charged to NantKwest. For the year ended December 31, 2020, the total research and development costs charged by NantKwest to the Company was $0.1 million. As of December 31, 2020, the related party receivable from NantKwest related to the joint study was immaterial.

In regards to Work Order Number Two of the Cost Allocation Agreement with NantKwest, the parties agreed to conduct a joint study for the clinical research trial being conducted pursuant to the protocol titled QUILT 88. The Company and NantKwest will split certain joint study cost equally in accordance with the terms of the Cost Allocation Agreement and related work order. For the year ended December 31, 2020, the total research and development costs incurred by the Company was $0.2 million, and half of the costs were charged to NantKwest. For the year ended December 31, 2020, the total research and development costs charged by NantKwest to the Company were immaterial. As of December 31, 2020, the related party receivable from NantKwest related to the joint study was immaterial.

In regards to COVID-19 Collaboration Agreement with NantKwest, the parties agreed to share equally in all costs relating to the development and manufacturing of the product candidates globally. For the year ended December 31, 2020, the total research and development costs incurred by the Company was $16.8 million, of which $8.4 million was charged to NantKwest. For the year ended December 31, 2020, the total research and development costs charged by NantKwest to the Company was $5.3 million. As of December 31, 2020, the related party receivable to NantKwest related to the Collaboration Agreement was $3.2 million. See Note 11 for additional information.

In July 2020, the Company executed a Bill of Sale and Assignment Agreement with NantKwest in relation to the COVID-19 collaboration. Based on the Bill of Sale, NantKwest assigned certain equipment to the Company for a total of $0.3 million. As of December 31, 2020, the Company recorded a $0.3 million related party payable for this equipment purchase.

In August 2020, the Company entered into a Sublease Agreement with NantKwest, pursuant to which, the Company subleased a manufacturing and research and development facility located in El Segundo to NantKwest. As of December 31, 2020, the Company included $0.2 million prepaid rent received from NantKwest in related party payable to NantKwest. The Company also included a $0.4 million security deposit received from NantKwest for this sublease in “other non-current liabilities” on the consolidated balance sheets. See Note 10 for additional information.

In September 2020, the Company executed a Bill of Sale and Assignment Agreement with NantKwest, pursuant to which the Company assigned certain equipment with a carrying value of $0.2 million to NantKwest for a total of $0.5 million. As of December 31, 2020, the Company has recorded $0.5 million related party receivable from NantKwest from this equipment sale.

NantWorks

The consolidated financial statements include significant transactions with NantWorks, involving services provided to the Company pursuant to a shared services agreement dated May 13, 2015. Under this agreement, the Company is charged for services at cost, without mark-up or profit for NantWorks, but including reasonable allocations of employee benefits, facilities and other direct or fairly allocated indirect costs that relate to the employees providing the services. For the years ended December 31, 2020 and 2019, the Company recorded general and administrative expenses under this arrangement of $5.4 million and $5.9 million, respectively. Additionally, the Company recorded research, development expense reimbursement of $1.9 million and $0.7 million during the year ended December 31, 2020 and 2019, respectively. Such charges and allocations are not necessarily indicative of what would have been incurred if the Company had hired a third party to perform these services. As of December 31, 2020 and 2019, the Company recorded $9.4 million and $7.7 million payable to NantWorks, and is included in “related party payable” on the consolidated balance sheets. The Company also recorded $0.6 million and $0.2 million prepaid expenses for services that passed through to the Company from NantWorks as of December 31, 2020 and 2019, respectively, and the amounts are included in the “prepaid expenses and other current assets” on the consolidated balance sheets.

NantBio

On February 16, 2016, the Company via its subsidiary Etubics entered into an exclusive license agreement with NantBio, Inc., or NantBio. Under this agreement, Etubics granted NantBio a worldwide, exclusive rights to research and develop Etubics’ proprietary product ETBX-021 for all indications. Etubics is eligible to receive a single-digit royalty for sales on the licensed products on a country-by-country basis. In addition, as of December 31, 2020 and 2019, no costs incurred in regards to the research and development costs allocation.

In August 2018, the Company entered into a supply agreement with NCSC, a 60% owned subsidiary of NantBio (with the other 40% owned by Sorrento). Under this agreement, the Company agreed to supply VivaBioCell’s proprietary GMP-in-a-Box bioreactors and related consumables, made according to specifications mutually agreed to with the Company to NCSC. The agreement has an initial term of five years and renews automatically for successive one-year term unless terminated by either party in the event of material default upon prior written notice of such default and the failure of the defaulting party to remedy the default within thirty days of the delivery of such notice, or upon ninety days’ prior written notice to the Company by NCSC. The Company recognized $0 and $0.5 million revenue for gas mixers and consumables delivered during the years ended December 31, 2020 and 2019, respectively. The Company recorded $0.4 million and $0.3 million deferred revenue for bioreactors that were delivered but not installed as of December 31, 2020 and 2019, respectively. As of December 31, 2020 and 2019, the Company recorded $0.9 million and $0.9 million related party payable related to this agreement, respectively.

In 2018, the Company entered into a shared service agreement, pursuant to which, the Company is charged for services at cost, without mark-up or profit for NantBio, but including reasonable allocations of employee benefits that relate to the employees providing the services. In April 2019, the Company agreed with NantBio to transfer 67 NantBio employees and associated research and development projects, comprising the majority of NantBio’s business, to ImmunityBio. After the transfer, NantBio continued to make payments on the Company’s behalf for certain employee benefits and vendor costs related to the research and development projects that were transferred to the Company. In addition, the Company settled certain employee bonuses and benefits that were accrued by NantBio for 2018. As of December 31, 2020 and 2019, the Company recorded a net $1.3 million receivable from NantBio, which included $1.0 million receivable for employee bonuses and $0.3 million receivable from NantBio for vendor costs the Company paid on behalf of NantBio.

NantOmics

In June 2019, the Company made a strategic decision and transferred certain employees from NantOmics, LLC, or NantOmics, a related party that is controlled by the Company’s chairman and chief executive officer, to ImmunityBio. After the transfer, the Company settled certain employee bonuses and benefits that were accrued by NantOmics for 2020 and recorded $0.6 million receivable from NantOmics as of December 31, 2020 and 2019.

NantHealth

In June 2018, Altor entered into a service agreement with NantHealth Labs, pursuant to which, NantHealth Labs agreed to perform blood-based mutation detection test services in connection with Altor’s clinical trials for cancer treatments and therapies. The agreement has an initial term of two years and renews automatically for successive one-year periods terms unless terminated earlier. During the year ended December 31, 2020 and 2019, Altor incurred $0 and $0.3 million in research and development expense in connection to this service agreement. As of December 31, 2020, the Company recorded $0.1 million related party receivable from NantHealth for certain employee compensation paid on behalf of NantHealth.

NantPharma

In 2018, Altor BioScience, LLC and GlobeImmune purchased a total of $0.2 million in laboratory equipment from NantPharma. As of December 31, 2020 and 2019, the Company recorded a $0.2 million related party payable to NantPharma for the unpaid invoices.

Duley Road, LLC

In February 2017, Altor through its wholly-owned subsidiary entered into a lease agreement with Duley Road, LLC, or Duley Road, a related party that is indirectly controlled by the Company’s chairman and chief executive officer, for an office and cGMP manufacturing facility in El Segundo, California. As of December 31, 2020 and 2019, the Company recorded $1.0 million and $0.3 million rent payable to Duley Road, respectively, and is included in “related party payable” on the consolidated balance sheets. For the years ended December 31, 2020 and 2019, the Company recorded $0.5 million and $0.1 million rent expense, respectively, which is reflected in “research and development” expense on the consolidated statements of operations and comprehensive loss. Please see Note 10 for additional information.

Effective in January 2019, the Company entered into two lease agreements with Duley Road for a second building located in El Segundo, California. The first lease is for the first floor of the building with approximately 5,650 square feet. The lease has a 7-year term commencing in September 2019. The second lease is for the second floor of the building with approximately 6,488 square feet. The lease has a seven-year term commencing in July 2019. Both floors of the building are used for research and development and office space. The Company has options to extend the initial terms of both leases for two consecutive five-year periods through 2036. The annual rent of the two leases is $0.4 million, which will increase at a rate of 3% per year. As of December 31, 2020 and 2019, the Company recorded $0.7 million and $1.5 million leasehold improvement payable and $1.1 million and $0.2 million lease-related payables to Duley Road, which were included in “related party payable” on the consolidated balance sheets. For the years ended December 31, 2020 and 2019, the Company recorded $0.3 million and $0.1 million rent expense for the two leases, respectively, which is reflected in “research and development” expense on the consolidated statements of operations and comprehensive loss. The total security deposits for the leases amounted to $0.1 million as of December 31, 2020 and 2019, which are reflected in “other assets” on the consolidated balance sheets.

Related Party Notes Payable

In October 2015, the Company executed a demand promissory note with CalCap, a personal investment vehicle of Dr. Soon-Shiong and a related party. The note bears interest at a per annum rate of 5.0%, compounded annually and computed on the basis of 365 or 366 days. The note also provided that the Company may prepay the outstanding principal amount at any time without premium or penalty and the prior consent of CalCap. The note also contained a provision that all outstanding amounts will become immediately due and payable upon certain bankruptcy and insolvency-related events. The principal amount of advances made by the related party to the Company pursuant to these notes totaled $22.4 million as of January 1, 2019. The total interest outstanding on this note amounted to $3.4 million as of January 1, 2019, and is included in “related party notes payable” on the consolidated balance sheets.

In March 2019, the Company repaid $22.5 million under the promissory note with CalCap, including $18.8 million principal and $3.7 million accrued interests. On June 28, 2019, the Company extinguished the remaining principal amount under the note payable of $3.7 million and accrued interest of $0.04 million by partially offsetting the cash proceeds of approximately $6.7 million from the issuance of 2,533,333 shares of common stock as a result of warrant exercises from the Company’s chief executive officer.

In December 2015, the Company executed a demand promissory note with NantCapital. The note bears interest at a per annum rate of 5.0%, compounded annually and computed on the basis of 365 or 366 days. In January 2019, the Company repaid $15.0 million under the promissory note with NantCapital, including $12.1 million of principal and $2.9 million in accrued interest. In May 2019, the Company borrowed $10.5 million from NantCapital. In June 2019, the Company deducted the principal of $2.4 million and accrued interest of $0.6 million to NantCapital, which is to offset the issuance of common stock as a result of warrant exercises from the Company’s chief executive officer. In June 2019 and December 2019, the Company borrowed $8.0 million and $5.0 million from NantCapital, respectively. In July 2020 and August 2020, the Company borrowed $10.0 million and $3.7 million from NantCapital, respectively. The principal amount of advances made by the related party to the Company pursuant to these notes totaled $55.2 million and $41.5 million as of December 31, 2020 and 2019. The total interest outstanding on this note amounted to $3.3 million and $0.9 million as of December 31, 2020 and 2019, and was included in “related party notes payable” on the consolidated balance sheets. In July 2020, this note was amended and restated to provide that all outstanding principal and accrued and unpaid interest is due and payable on September 30, 2025, and not on demand.

In June 2017, the Company executed a demand promissory note with NantWorks. The note bears interest at a per annum rate of 5.0%, compounded annually and computed on the basis of 365 or 366 days. The outstanding principal amount, plus accrued and unpaid interest, may be made immediately due and payable on demand by NantWorks. The Company may prepay the outstanding principal amount at any time without premium or penalty and the prior consent of NantWorks. All outstanding amounts under the note will also become immediately due and payable upon certain bankruptcy and insolvency-related events. The principal amount of advances made by the related party to the Company pursuant to these notes totaled $43.4 million as of December 31, 2020 and 2019. The total interest outstanding on this note amounted to $8.1 million and $5.7 million as of December 31, 2020 and 2019, and was included in “related party notes payable” on the consolidated balance sheets. In July 2020, this note was amended and restated to provide that all outstanding principal and accrued and unpaid interest is due and payable on September 30, 2025, and not on demand.

In August 2018, the Company executed a demand promissory note with NCSC. The note bears interest at a per annum rate of 5.0%, compounded annually and computed on the basis of 365 or 366 days. The outstanding principal amount, plus accrued and unpaid interest, may be made immediately due and payable on demand by NCSC. The Company may prepay the outstanding principal amount at any time without premium or penalty and the prior consent of NCSC. All amounts outstanding under the note will also become immediately due and payable upon certain bankruptcy and insolvency-related events. The principal amount of advances made by the related party to the Company pursuant to these notes totaled $33.0 million as of December 31, 2020 and 2019. The total interest outstanding on this note amounted to $3.9 million and $2.1 million as of December 31, 2020 and 2019, and was included in “related party notes payable” on the consolidated balance sheets. In July 2020, this note was amended and restated to provide that all outstanding principal and accrued and unpaid interest is due and payable on September 30, 2025, and not on demand.

In December 2019, the Company executed a demand promissory note with NantMobile. The note bears interest at a per annum rate of 3.0%, compounded annually and computed on the basis of 365 or 366 days. The outstanding principal amount, plus accrued and unpaid interest, maybe made immediately due and payable on demand by NantMobile. The Company may prepay the outstanding principal amount at any time without premium or penalty and the prior consent of NantMobile. All amounts outstanding under the note will also become immediately due and payable upon certain bankruptcy and insolvency-related events. The principal amount of advances made by the related party to the Company pursuant to these notes totaled $55.0 million as of December 31, 2020 and 2019. The total interest outstanding on this note amounted to $1.7 million and $9 thousand as of December 31, 2020 and 2019, respectively, and are included in “related party notes payable” on the consolidated balance sheets. In July 2020, this note was amended and restated to provide that all outstanding principal and accrued and unpaid interest is due and payable on September 30, 2025, and not on demand.

In September 2020, the Company executed a promissory note with NantCapital for an advance of the principal of $50.0 million. The note bears interest at a per annum rate of 6.0%, compounded annually and computed on the basis of 365 or 366 days. The unpaid principal and accrued and unpaid interest are due and payable on September 30, 2025. The total interest outstanding on this note amounted to $0.8 million as of December 31, 2020, and is included in “related party notes payable” on the consolidated balance sheets.

All demand promissory notes have no equity or equity-linked convertible rights.

16.	Subsequent Events

In February 2021, the Company executed a promissory note with NantCapital. The outstanding principal amount of each advance made by NantCapital to the Company bears interest at a per annum rate of 6.0%, compounded annually and computed based on 365 or 366 days. On February 26, 2021, the Company received a $40 million advance pursuant to this promissory note. The accrued interest shall be paid quarterly commencing on June 30, 2021. The outstanding principal amount and any accrued and unpaid interest are due on September 30, 2025. The Company may prepay the outstanding principal amount and accrued interest at any time without premium or penalty and the prior consent of NantCapital.

On December 21, 2020, the Company and NantKwest entered into a merger agreement (the “Merger Agreement”) providing for the combination of the two companies to create a leading immunotherapy and cell therapy company focused on oncology and infectious disease. On March 9, 2021, the Company completed the merger pursuant to the terms of the Merger Agreement. Under the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of the Company’s common stock, par value $0.001 per share, that was issued and outstanding immediately prior to the Effective Time (subject to certain exceptions as set forth in the Merger Agreement) was converted into the right to receive 0.8190 (the “Exchange Ratio”) newly issued shares of NantKwest common stock, par value $0.0001 per share, with cash paid in lieu of any fractional shares. At the Effective Time, each outstanding option, warrant or restricted stock unit to purchase the Company’s common stock will be converted using the Exchange Ratio into an option, warrant or restricted stock unit, respectively, on the same terms and conditions immediately prior to the Effective Time, to purchase shares of NantKwest common stock.

In connection with the Merger, the Company changed its name from “ImmunityBio, Inc.” to “NantCell, Inc.” and become a wholly owned subsidiary of NantKwest, which changed its name from “NantKwest, Inc.” to “ImmunityBio, Inc.”. The name change has not been reflected in the accompanying consolidated financial statements and notes as of December 31, 2020.

The Company has evaluated subsequent events through March 30, 2021, the date on which the consolidated financial statements were available to be issued.